UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Under §240.14a-12

G1 Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023

Notice of Annual Meeting of Stockholders and Proxy Statement

G1 THERAPEUTICS

June 15, 2023

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 26, 2023

To Our Stockholders:

You are invited to attend the 2023 annual meeting of stockholders of G1 Therapeutics, Inc. (the “Company”) to be held at 7:30 a.m. ET on Thursday, June 15, 2023, at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. We currently intend to hold our annual meeting in person. Details regarding the meeting, the business to be conducted at the meeting, and information about the Company that you should consider when you vote your shares are described in this proxy statement. If we decide to hold a virtual annual meeting, we will announce alternative arrangements for the meeting as promptly as practical.

At the annual meeting, three persons will be elected to our Board of Directors. We also will conduct a non-binding advisory vote on the compensation of our named executive officers. In addition, we will ask stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

2022 was an important year for the Company; among the milestones G1 achieved, we grew usage and adoption of COSELA® (trilaciclib) significantly over 2021, completed enrollment in four clinical trials, and provided compelling initial results from two of our ongoing Phase 2 trials. I expect 2023 to be another year of execution by the G1 team on our priorities of driving continued sales growth of COSELA and further developing trilaciclib in our ongoing clinical programs – all while efficiently managing our capital. Our goal is to improve the lives of people impacted by cancer, which we will endeavor to achieve through continued execution on these priorities.

Thank you for your continued support of G1 Therapeutics, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John E. Bailey, Jr.
President and Chief Executive Officer

G1 THERAPEUTICS, INC.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

April 26, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TIME: 7:30 a.m. ET

DATE: June 15, 2023

PLACE: G1 Therapeutics, Inc., 700 Park Offices Drive, Research Triangle Park, NC 27709

ITEMS OF BUSINESS

1.	To elect three directors to serve a three-year term expiring in 2026;

2.	To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in the accompanying materials;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE

You may vote if you were the record owner of G1 Therapeutics, Inc. common stock at the close of business on April 18, 2023. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 700 Park Offices Drive, Suite 200, Research Triangle Park, North Carolina 27709.

All stockholders are invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone, or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

James Stillman Hanson General Counsel and Corporate Secretary

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before voting.

Ways to Vote Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET, on June 14, 2023.

If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting to vote.

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Company Overview

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and delivery of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product COSELA® (trilaciclib). G1 has a deep clinical pipeline evaluating targeted cancer therapies in a variety of solid tumors, including breast and bladder cancers.

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2022 Business and Financial Highlights

The following represent the achievement of G1’s 2022 corporate goals:

COSELA™ (trilaciclib)

- Launched COSELA™ (trilaciclib) for extensive-stage small cell lung cancer in the United States
- Fulfilled partner obligations

Pipeline

- Initiated a trilaciclib Phase 3 trial in first line metastatic colorectal cancer
- Initiated a trilaciclib Phase 3 trial in first line metastatic triple negative breast cancer
- Initiated a trilaciclib Phase 2 trial in bladder cancer
- Initiated a trilaciclib Phase 2 antibody-drug conjugate combination trial in metastatic triple negative breast cancer
- Initiated a trilaciclib Phase 2 mechanism of action trial in early stage neoadjuvant TNBC

Financial Objectives

- Managed budgetary discipline to meet all financial objectives for 2021
- Completed at-the-market offering resulting in over $85 million in net proceeds
- Managed debt facility with Hercules Capital, Inc. to draw additional funds and increase the debt facility amount by $50 million to $150 million

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Information on our Board of Directors

DIRECTOR NOMINEES	CLASS	AGE	POSITION(S) HELD	DIRECTOR SINCE	COMMITTEE MEMBERSHIP
Garry A. Nicholson	III	68	Chairperson of the Board of Directors and Director and Nominee	2018	Audit; Chair – Nominating and Governance
Glenn P. Muir	III	64	Director and Nominee	2015	Chair – Audit; Compensation
Mark A. Velleca, M.D., Ph.D.	III	59	Director; Senior Advisor and Nominee	2014	—

CONTINUING DIRECTORS
John E. Bailey, Jr.	I	58	Chief Executive Officer; President; and Director	2020	—
Cynthia L. Flowers	I	63	Director	2018	Chair – Compensation; Nominating and Governance
Jacks Lee	II	58	Director	2022	Audit
Alicia Secor	II	60	Director	2021	Compensation
Norman E. Sharpless, M.D.	II	56	Director	2022	—

Corporate Governance Highlights
• 8 directors
• Over 35% of directors are gender or racially diverse
• 75% of directors are independent
• All directors attended at least 75% of board and committee meetings in 2022
• 100% independent Audit, Compensation and Nominating and Governance committees
• Board members may not serve on more than 4 total public company boards
• Board and committees may engage outside advisors independent of management
• Annual board and committee self-evaluations
• Active stockholder engagement program
• Corporate governance guidelines
• Stock ownership guidelines for directors and executive officers
• No hedging or monetization transactions
• All employees, officers and directors must adhere to Code of Conduct and Ethics

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2022 Pay Mix

Compensation Governance Highlights

Our Board is committed to maintaining sound corporate governance practices and creating long-term stockholder value. We highlight some of our corporate governance practices below.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2023.

This proxy statement and our 2022 annual report to stockholders are available for viewing, printing and downloading at www.envisionreports.com/GTHX. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K which includes our financial statements, for the fiscal year ended December 31, 2022, on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financials” section of the “Investors” section of our website at http://investor.g1therapeutics.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: G1 Therapeutics, Inc., Attn: Investor Relations, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of G1 Therapeutics, Inc. is soliciting your proxy to vote at the 2023 annual meeting of stockholders to be held at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709, on Thursday, June 15, 2023, at 7:30 a.m. ET and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders, which we refer to as the Notice, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice, the proxy card, and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, because you owned shares of G1 Therapeutics, Inc. common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about April 26, 2023.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 18, 2023 are entitled to vote at the annual meeting. On this record date, there were 51,660,547 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify (i) whether your shares should be voted for or withheld for the nominee for director and (ii) whether your shares should be voted for, against or abstain with respect to auditor ratification and say-on-pay. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are

2023 | Proxy Statement	6

registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or if you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•

By mail. If you received a proxy card by mail, you may vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. ET on June 14, 2023.

If your shares are held in “street name” (held in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” election of three nominees for director;

•	“FOR” approval, on a non-binding advisory basis, of the compensation paid to our named executive officers; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holders listed in the proxy in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

•

by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

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Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on certain of the proposals set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker, or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Director	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees or WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Advisory Vote on the Compensation Paid to Named Executive Officers	The affirmative vote of a majority of the votes cast for and against this proposal is required to approve, on a non-binding advisory basis, the compensation paid to our named executive officers. Abstentions will have no effect on the results of this vote. Proposal 2 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for and against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Proposal 3 is a routine matter. Therefore, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023, the Audit Committee of our Board of Directors, or the Audit Committee, will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

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What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax, or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 7:30 a.m. ET on Thursday, June 15, 2023, at the Company’s offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll-free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your G1 Therapeutics, Inc. shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at PO Box 505000, Louisville, Kentucky 40233-5000.

•

If a broker or other nominee holds your G1 Therapeutics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www-us.computershare.com/investor and following the instructions provided.

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MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our amended and restated certificate of incorporation provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is classified, consisting of three classes of directors for purposes of election. One class is elected at each annual meeting of stockholders to serve from time of election and qualification until the third annual meeting following his or her election. Our Board of Directors currently consists of eight members, classified into three classes as follows:

(1)	Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir constitute Class III, with a term ending at the 2023 annual meeting;

(2)	John E. Bailey, Jr. and Cynthia L. Flowers constitute Class I, with a term ending at the 2024 annual meeting; and

(3)	Alicia Secor, Jacks Lee, and Norman E. Sharpless, M.D. constitute Class II, with a term ending at the 2025 annual meeting.

Mr. Nicholson, Dr. Velleca and Mr. Muir will continue to serve as directors through the end of their respective terms, which conclude at the 2023 annual meeting. On April 24, 2023, our Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate each of Mr. Nicholson, Dr. Velleca and Mr. Muir for election as Class III directors at the annual meeting, for a term of three years to serve until the 2026 annual meeting of stockholders and until their respective successors have been elected and qualified.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee

Garry A. Nicholson

John E. Bailey, Jr.

Cynthia L. Flowers

Jacks Lee

Glenn P. Muir

Alicia Secor

Norman E. Sharpless, M.D.

Mark A. Velleca, M.D., Ph.D.

Committee Chair
Member
Financial Expert

Set forth below for each of the persons nominated for election as directors, along with directors whose terms do not expire this year, are the names, ages, offices in the Company (if any), principal occupations or employment for at least the past five years, the length of such person’s tenure as director and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes, or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

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Director Since 2018 Chair of the Board of Directors Age 68 Committees Audit Nominating and Governance (Chair)

Garry A. Nicholson

Garry A. Nicholson has served as Chairperson of our Board of Directors since June 2019 and has served as a member of our Board of Directors since September 2018. Mr. Nicholson has more than 30 years of pharmaceutical and biotech oncology experience. From August 2015 to November 2016, he served as President and Chief Executive Officer of XTuit Pharmaceuticals, where he also was a member of the board of directors. Beginning in May 2008, he led the global oncology franchise at Pfizer until his departure in May 2015 as President, Pfizer Oncology. His responsibilities included global commercialization and sales, clinical development and regulatory strategy, and business development. Under his leadership, the company developed and launched Ibrance® (palbociclib), the first cyclin-dependent kinase (“CDK”) 4/6 inhibitor approved in the U.S. and Europe. During his tenure at Pfizer, Mr. Nicholson served on the board of directors of the Pfizer Foundation and was a member of the company’s Portfolio, Strategy and Investment Committee, which set corporate research and development priorities and investment strategy. Earlier in his career, Mr. Nicholson held various leadership positions in the oncology division of Eli Lilly and Company. In addition, he has served as an advisor to AMPATH, a consortium of North American universities and health centers, Moi University, Moi Teaching and Referral Hospital, and the Government of Kenya, which helps build sustainable healthcare systems in developing nations. Mr. Nicholson began his career in healthcare as a staff pharmacist at Emory University. He currently serves on the board of directors of NextCure, Inc., a publicly traded clinical stage biopharmaceutical company, and as chair of the board of directors at Day One Biopharmaceuticals, Inc., a publicly traded clinical stage biopharmaceutical company, and Abdera Therapeutics Inc., a privately held biopharmaceutical company. Mr. Nicholson previously served as a member of the board of directors of Turning Point Therapeutics, Inc., a publicly traded clinical stage precision oncology company, Five Prime Therapeutics, Inc., a publicly traded clinical stage pharmaceutical company, TESARO, Inc., a publicly traded oncology-focused biopharmaceutical company, Tmunity Therapeutics Inc., a privately held biotechnology company, SQZ Biotechnologies, Inc., a privately held biotechnology company and Personal Genome Diagnostics Inc., a privately held cancer genomics company. Mr. Nicholson holds an M.B.A. from the University of South Carolina and earned his B.S. in Pharmacy at the University of North Carolina at Chapel Hill. We believe Mr. Nicholson is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and his knowledge of strategic and operational leadership priorities and corporate development matters.

Director Since 2020 Age 58

John E. (Jack) Bailey, Jr.

John E. (Jack) Bailey, Jr. has served as our Chief Executive Officer and President since January 1, 2021 and as a member of our Board of Directors since March 2020. Mr. Bailey has over thirty years of commercial pharmaceutical experience. He led the U.S. therapeutic divisions of oncology, immunology/rare disease, vaccines and respiratory at GlaxoSmithKline in the role of President from February 2015 to December 2020. Earlier in his career, Mr. Bailey held various leadership positions at Eli Lilly and Company, including as Senior Vice President of the Account-Based Markets Division that included the oncology and cardiovascular business units. He also currently serves on the board of directors of Emergo Therapeutics, Inc., a privately held biopharmaceutical company, and on the board of directors of the University of North Carolina Health Care System, a not-for-profit integrated health care system owned by the state of North Carolina. Mr. Bailey is a past member of the board of directors of PhRMA, the pharmaceutical industry trade association, and was an Advisor for the T.H. Chan School of Public Health at Harvard University. He has also previously served on the board of the North Carolina Biotechnology Center, a life science economic development organization. Mr. Bailey holds an M.B.A. from the University of North Carolina at Chapel Hill and a B.S. in Biology from Hobart College, Geneva, New York. We believe Mr. Bailey’s perspective and experience as our Chief Executive Officer and President as well as his depth of experience in the life sciences, biotechnology and pharmaceutical industries and his commercial experience and leadership in the life sciences and pharmaceutical industries provide him with the qualifications and skills to serve on our Board of Directors.

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Director Since 2018 Age 63 Committees Compensation (Chair) Nominating and Governance

Cynthia L. Flowers

Cynthia L. Flowers (formerly Schwalm) has served as a member of our Board of Directors since June 2018. Starting in 2018, Ms. Flowers has been an independent consultant and the owner of EIR Advisory LLC, a life science strategic advisory and investment firm. From February 2014 to October 2017, Ms. Flowers served as President and Chief Executive Officer of Ipsen North America. Prior to joining Ipsen, Ms. Flowers served in senior positions with various biotech and specialty pharmaceutical companies, including as President of Eisai Pharmaceuticals from 2008 to 2010, and at Amgen, Inc. as Vice President & General Manager of U.S. Oncology from 2005 to 2008 and Executive Director of the U.S. Oncology Business Unit from 2003 to 2005. In 2021, Ms. Flowers was appointed as a member of the board of directors of Relevate Health, LLC, a private equity owned communications company and of EternaTear, Inc., a private equity owned company developing next generation eye products. Ms. Flowers also serves as a director of Hikma Pharmaceuticals PLC, a multinational pharmaceutical company publicly traded on the London Stock Exchange and Nasdaq Dubai, and Caladrius Biosciences, Inc., a publicly traded cell therapy development company. Ms. Flowers also previously held multiple commercial roles at Johnson & Johnson and Janssen Pharmaceutica, Inc. from 1985 to 2003. Ms. Flowers has held positions on numerous corporate and non-profit boards, including the Women’s Leadership Advisory Board for the John F. Kennedy School of Government at Harvard University and the board of directors for the Sarah Cannon Oncology Research Institute. She currently serves as a Wharton Business School Leadership Advisor. Ms. Flowers previously served as a member of the board of directors of the Kadmon Group, a publicly traded biopharmaceutical development company, and Nanoform Finland PLC, a publicly traded company in Finland. Ms. Flowers holds an Executive M.B.A. from Wharton School of Business and a B.S. in Nursing from the University of Delaware. We believe Ms. Flowers is qualified to serve as a member of our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and her knowledge of strategic and operational leadership priorities and corporate development matters.

Director Since 2022 Age 58 Committees Audit

Jacks Lee

Jacks Lee has served as a member of our Board of Directors since June 2022. Mr. Lee has more than thirty years of experience in manufacturing and supply chain management in the life sciences industry. He has experience in leading biopharmaceutical, small molecule drug and vaccine manufacturing. Since 2007, he has served as Senior Vice President – Manufacturing & Supply of Merck & Co., Inc., a global health care company publicly traded on the New York Stock Exchange. Previously, he served as Head of Biological Operations at Sanofi Pasteur from 2004 to 2007. From 1989 to 2007, Mr. Lee held various roles of increasing responsibility at Sanofi-Aventis (and predecessor pharmaceutical companies acquired by Sanofi-Aventis). He has served on the Manufacturing Science & Operations Steering Committee of the Parenteral Drug Association, a nonprofit organization, since 2017, and the Editorial Advisory Board of Life Science Leaders, a business journal for life science executives since 2019. Previously, Mr. Lee served on the Expert Committee of Biostatistics for United States Pharmacopeia, an independent, scientific nonprofit organization focused on building trust in the supply of safe, quality medicines. Mr. Lee holds an MS in Industrial Management from the University of Missouri – Warrensburg and earned his B.S. in Industrial Engineering at the University of Wisconsin – Madison. We believe Mr. Lee’s perspective and experience as well as his depth of experience in the life sciences, biotechnology and pharmaceutical industries and his manufacturing experience and leadership in the life sciences and pharmaceutical industries provide him with the qualifications and skills to serve on our Board of Directors.

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Director Since 2015 Age 64 Committees Audit (Chair) Compensation

Glenn P. Muir

Glenn P. Muir has served as a member of our Board of Directors since September 2015. From September 2000 until his retirement in May 2014, Mr. Muir served as Executive Vice President, Finance and Administration of Hologic, Inc., or Hologic, a publicly traded manufacturer and supplier of medical products, and was Hologic’s Chief Financial Officer from 1992 until his May 2014 retirement. Mr. Muir served as the Controller of Hologic from October 1988 to 1992, including during its initial public offering in 1990. Mr. Muir served as a director of Hologic from 2001 through August 2013. In 2021, Mr. Muir was appointed as a member of the board of directors of Impulse Dynamics Limited, a privately-owned medical device company. Mr. Muir also has served as a member of the board of directors of a publicly traded life science company, Repligen Corporation, since September 2015, and a publicly held medical technology company, Neuronetics, Inc., since August 2017. From July 2014 until December 2017, Mr. Muir was a member of the board of directors of ReWalk Robotics Ltd., and from August 2014 until February 2017, Mr. Muir was a member of the board of directors of RainDance Technologies, Inc. Mr. Muir holds a B.B.A. with a major in accounting from the University of Massachusetts Amherst, an M.B.A. from the Harvard Graduate School of Business Administration and an M.Sc. in taxation from Bentley College Graduate School of Business. Mr. Muir is also a certified public accountant (inactive). We believe Mr. Muir is qualified to serve as a member of our Board of Directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of financial and corporate development matters.

Director Since 2021 Age 60 Committees Compensation

Alicia Secor

Alicia Secor has served as a member of our Board of Directors since June 2021. Ms. Secor has more than thirty years of experience in the life sciences industry. Ms. Secor currently serves as President and Chief Executive Officer of Atalanta Therapeutics, Inc., a privately held biotechnology company pioneering new treatment options for neurodegenerative diseases and is a member of its Board of Directors. Prior to her role at Atalanta Therapeutics, Ms. Secor served as President and Chief Executive Officer of Juniper Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from August 2016 until August 2018, when the company was acquired by Catalent, Inc. From 1998 to 2013, Ms. Secor held various roles of increasing responsibility at Genzyme (now a part of Sanofi), culminating in her tenure as Vice President and General Manager of Metabolic Diseases. Ms. Secor is a member of the board of directors of Orchard Therapeutics plc, an English global gene therapy company that is publicly traded in the United States on the Nasdaq market. Ms. Secor also served on the board of GW Pharmaceuticals plc, a public company, prior to its acquisition by Jazz Pharmaceuticals plc and on the board of the Foundation for Prader-Willi Research, a non-profit organization. Ms. Secor holds an M.B.A. from D’Amore-McKim School of Business at Northeastern University and a B.S. in Health Administration from University of New Hampshire. We believe Ms. Secor is qualified to serve on our Board of Directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and for her knowledge of corporate development matters.

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Director Since 2022 Age 56

Norman E. Sharpless, M.D.

Norman E. Sharpless, M.D. has served as a member of our Board of Directors since July 2022. Dr. Sharpless currently serves as Co-Chief Executive Officer of Jupiter BioVentures, Inc., a privately-held biotechnology investment firm that works to identify and support tomorrow’s revolutionary biotechnology leaders and breakthrough medicines. Dr. Sharpless is also the Professor of Cancer Policy and Innovation at the University of North Carolina (“UNC”) School of Medicine. He has more than thirty years of experience in the medical field, was a founding scientist of the Company and served on the Company’s Board from its inception in 2008 until 2015. Dr. Sharpless was the 15th Director of the National Cancer Institute at the National Institutes of Health, serving from October 2017 until April 2022. In 2019, he served as Acting Commissioner for Food and Drugs at the U.S. Food and Drug Administration. Prior to his government service, Dr. Sharpless served as Director of the UNC Lineberger Comprehensive Cancer Center from January 2014 to 2017, and re-joined the UNC faculty in 2022. Dr. Sharpless began his teaching at UNC in 2002 and, in 2012, he became the Wellcome Professor of Cancer Research at UNC. Dr. Sharpless currently serves on the board of directors at Nucleus Radiopharma, Inc., a private radio-pharmaceutical contract development and manufacturing company, and Karius, Inc., a private infectious disease diagnostic testing company. Dr. Sharpless holds a B.S. in Mathematics from the University of North Carolina at Chapel Hill and earned his M.D. at the UNC School of Medicine. We believe Dr. Sharpless’ perspective and experience as our scientific founder, as well as his depth of experience in the biotechnology industry, provide him with the qualifications and skills to serve on our Board of Directors.

Director Since 2014 Age 59

Mark A. Velleca, M.D., Ph.D.

Mark A. Velleca, M.D., Ph.D., has served as a member of our Board of Directors since May 2014 and served as our Chief Executive Officer and President from May 2014 to December 2020. Dr. Velleca served as Chief Executive Officer of StrideBio, Inc., a privately held biotechnology company from 2022-2023 and served as Executive Vice President at The Leukemia & Lymphoma Society from 2012 to 2014. Dr. Velleca was a co-founder and served as Senior Vice President of CGI Pharmaceuticals, Inc. (“CGI”), a biopharmaceutical company, from 1999 to 2010, where he managed the company from its inception through clinical trials of multiple drug candidates. After CGI was acquired by Gilead Sciences, Inc. (“Gilead”), a biotechnology company, in 2010, Dr. Velleca served as a Senior Advisor to Gilead in R&D Strategy from 2010 to 2012, where he worked to help build its oncology pipeline. Dr. Velleca is currently a venture partner at Hatteras Venture Partners, and serves as chair of the board of directors at Black Diamond Therapeutics, Inc., a publicly traded precision oncology medicine company, and IMMvention Therapeutix, Inc., a private drug development company. Dr. Velleca has served on the board of directors of Turbine Simulated Cell Technologies Ltd., a private simulation-driven drug discovery company, from 2021-2022, BioMarker Strategies, a private oncology diagnostics company, from 2010 to 2012, and on the scientific advisory boards of BioRelix Inc., a biopharmaceutical company, from 2007 to 2012 and Intellikine, Inc., a biopharmaceutical company, from 2007 to 2010. Early in his career, Dr. Velleca was an attending physician at Yale New Haven Hospital and on the faculty of the Yale University School of Medicine. Dr. Velleca received his B.S. from Yale University, and his M.D. and Ph.D. from Washington University in St. Louis. We believe Dr. Velleca’s perspective and experience as our former Chief Executive Officer and President, as well as his depth of experience in the biotechnology industry, provide him with the qualifications and skills to serve on our Board of Directors.

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Board Diversity

Our Board believes that a diverse board is better able to effectively oversee our management and strategy and positions us to deliver long-term value for our stockholders. Our Nominating and Governance Committee considers all aspects of diversity among its members in identifying and considering nominees for directors, and strive to achieve a diverse balance of backgrounds, perspective, experience, age, gender, ethnicity, and country of citizenship on the Board of Directors and its committees, as adding to the overall mix of perspectives of our Board as a whole. With the assistance of the Nominating and Governance Committee, our Board regularly reviews trends in board composition, including on director diversity.

The table below provides additional diversity information regarding our Board as of April 26, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f). While the Board satisfies the minimum objectives of Nasdaq Rule 5605(f)(2) by having at least one director who identifies as female and at least one director who identifies as a member of an Underrepresented Minority (as defined by Nasdaq Rules), the Nominating and Governance Committee will continue to consider the diversity of the Board in its selection of director nominees. More information regarding our board diversity is available on our website at http://investor.g1therapeutics.com/board-diversity-matrix.

Board Diversity Matrix (As of April 26, 2023)

Total Number of Directors	8

	Female	Male

Part I: Gender Identity

Directors	2	6

Part II: Demographic Background

Asian		1

White	2	5

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Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with G1 Therapeutics, Inc., either directly or indirectly. Based upon this review, our Board of Directors has determined that each of our directors, other than Mr. Bailey and Dr. Velleca, is an “independent” director as defined by the rules and regulations of the Nasdaq Global Select Market, or Nasdaq.

As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2022, or “fiscal 2022,” there were four (4) meetings of our Board of Directors, and the various committees of the Board of Directors met a total of sixteen (16) times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which he or she served during fiscal 2022. The Board of Directors has adopted a policy under which each member of the Board of Directors makes every effort, but is not required, to attend each annual meeting of our stockholders.

Audit Committee and Audit Committee Financial Expert. The Audit Committee of the Board of Directors, or the Audit Committee, met seven (7) times during fiscal 2022. This committee currently has three (3) members, Glenn P. Muir (Chair), Jacks Lee, and Garry A. Nicholson. Until his resignation from the Board of Directors on June 27, 2022, Mr. Willie A. Deese was also a member of the Audit Committee. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include selecting a firm to serve as the independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee ensures the independence of the independent registered public accounting firm, discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year-end operating results with management and that firm, establishes procedures for employees to anonymously submit concerns about questionable accounting or audit matters, considers the effectiveness of our internal controls and internal audit function, reviews material related-party transactions or those that require disclosure, and approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board of Directors has determined that Mr. Muir is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Compensation Committee. The Compensation Committee of the Board of Directors, or the Compensation Committee, met six (6) times during fiscal 2022. This committee currently has three (3) members, Cynthia L. Flowers (Chair), Glenn P. Muir and Alicia Secor. The Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, reviewing and recommending to our Board of Directors the compensation of our directors, reviewing and recommending to our Board of Directors the terms of any compensatory agreements with our executive officers, administering our stock and equity incentive plans, reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans, and reviewing all overall compensation policies and practices. The Compensation Committee also administers our 2017 Employee, Director and Consultant Equity Plan and our Amended and Restated 2021 Inducement Equity Incentive Plan. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer and conducts its decision-making process with respect to that issue without the chief executive officer present. Our Board of Directors has determined that Ms. Flowers, Mr. Muir, and Ms. Secor are “independent” in accordance with Nasdaq rules and regulations.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

The Compensation Committee may, by resolution passed by a majority of its members, designate one or more subcommittees, each subcommittee to consist of at least two members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Compensation Committee. Each subcommittee will have such name as may be determined

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from time to time by resolution adopted by the Compensation Committee. Each subcommittee is required to keep regular minutes of its meetings and report the same to the Compensation Committee or the Board of Directors when required.

The Compensation Committee has the authority to retain or obtain the advice of such compensation consultants, legal counsel, experts, and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee is directly responsible for the appointment, compensation and oversight of its consultants, legal counsel, experts, and advisors and shall have sole authority to approve their fees and retention terms, for which we must provide funding.

Before selecting any such consultant, legal counsel, expert or advisor, the Compensation Committee shall consider the following independence factors:

•	The provision of other services to G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert, or advisor.

•	The amount of fees received from G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert, or advisor.

•	The policies and procedures of the entity that employs the consultant, legal counsel, expert, or advisor that are designed to prevent conflicts of interest.

•	Any business or personal relationship of the consultant, legal counsel, expert, or advisor with a member of the Compensation Committee.

•	Any stock of G1 Therapeutics, Inc. owned by the consultant, legal counsel, expert, or advisor.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors, or the Nominating Committee, met three (3) times during fiscal 2022 and has two (2) members, Garry A. Nicholson (Chair) and Cynthia L. Flowers. During the fiscal year ended December 31, 2022, and until his resignation from the Board of Directors on June 27, 2022, Mr. Willie A. Deese was Chair of the Nominating and Governance Committee. Our Board of Directors has determined that Mr. Nicholson and Ms. Flowers are “independent” as defined in the applicable Nasdaq rules and regulations. The Nominating Committee’s responsibilities include:

•	identifying and recommending candidates for membership on our Board of Directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating, and overseeing the process of evaluating, the performance of our Board of Directors and individual directors; and

•	assisting our Board of Directors on corporate governance matters.

Generally, the Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to the Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board of Directors, and concern for the long-term interests of our stockholders. The Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity, and country of citizenship on the Board of Directors and its committees. In addition, the Nominating Committee’s charter provides that a director may serve on no more than four total public company boards.

A stockholder who wishes to propose a candidate for consideration as a nominee for election to the Board of Directors must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors appended to the Nominating Committee’s written charter. Any such

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recommendation should be made in writing to the Nominating Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in our securities;

•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement of whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Bylaws.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on the Company’s website at www.g1therapeutics.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

As a general policy, our Board of Directors believes that separation of the positions of chairperson and chief executive officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, our Board of Directors is currently chaired by Mr. Nicholson, an independent director, and Mr. Bailey serves as our President and Chief Executive Officer.

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Throughout the year, senior management reviews these risks with our Board of Directors at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks. Our governance structure is equipped with policies and procedures that define approaches to cybersecurity and how to respond to incidents. Our Board of Directors, through the Audit Committee, oversees the management of material cybersecurity risks through periodic review of potential exposures to cybersecurity threats and continuous support for the development of technologies and operations to identify and mitigate risks.

Each of our Board committees also oversees the management of our Company’s risk that falls within such committee’s areas of responsibility. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these

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activities. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The Nominating Committee monitors the effectiveness of our corporate governance guidelines and our code of conduct and ethics. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In performing such functions, each committee has full access to management, as well as the ability to engage advisors.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 919-907-1944. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to individual Board of Directors members using the “Contact” page of our website at www.g1therapeutics.com. Communications will be distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Familial Relationships

There are no familial relationships between any of our executive officers and directors.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.g1therapeutics.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at P.O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the applicable Nasdaq rules and regulations.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership of our common stock and other equity securities with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, and written representations from reporting persons, we believe that all filing requirements applicable to our officers, directors, and 10% beneficial owners were complied with during fiscal 2022, except that a Form 3 for Norman Sharpless, M.D. reporting initial beneficial ownership of securities and a Form 4 for Rajesh Malik reporting the sale of shares pursuant to a Rule 10b5-1 trading plan were each inadvertently filed one day late due to an administrative error.

Executive Officers

The following sets forth certain information regarding our executive officers as of April 26, 2023:

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Name	Age	Position(s) with the Company

John E. Bailey, Jr.	58	Chief Executive Officer, President and Director

Mark Avagliano	47	Chief Business Officer

James Stillman Hanson	51	General Counsel

Rajesh K. Malik, M.D.	64	Chief Medical Officer

Terry L. Murdock	62	Chief Operating Officer

Andrew Perry	50	Chief Commercial Officer

John W. Umstead V	38	Chief Financial Officer

John E. Bailey, Jr. For information regarding Mr. Bailey, see “Corporate Governance – The Board of Directors” above.

Mark Avagliano has served as our Chief Business Officer since July 2019. Prior to joining us, he served as Vice President, Corporate Development at Pfizer Inc., from January 2014 to July 2019, where he was responsible for the evaluation, planning and execution of significant corporate level transactions and oversaw the Mergers and Acquisitions, Transactions & Valuations, and Out-licensing groups. Mr. Avagliano joined Pfizer in 2004 and held various other business development roles of increasing responsibility from 2004 to 2013. At Pfizer, Mr. Avagliano successfully led the execution of numerous significant transactions, including acquisitions, divestitures, joint ventures, co-developments, co-promotions, product licenses, research collaborations, and public market separations. Prior to joining Pfizer in 2004, Mr. Avagliano held commercial and operational roles at Aventis Pharmaceuticals. Mr. Avagliano earned an M.S. in Finance and Accounting from The London School of Economics, an M.S. in Comparative Social Policy from Oxford University and his B.A. in Applied Mathematics and Political Science from Marist College.

James Stillman Hanson has served as our General Counsel since June 2018. Previously, Mr. Hanson served as Associate General Counsel and Vice President at IQVIA, a publicly traded healthcare services company from October 2016 to June 2018. Mr. Hanson served as Associate General Counsel at Quintiles Holdings Inc., or Quintiles, from November 2010 to October 2016, when Quintiles merged with IMS Health. Before joining Quintiles in 2010, Mr. Hanson practiced corporate law at Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP, a Raleigh, North Carolina law firm. Mr. Hanson is admitted to the North Carolina state bar. He earned his J.D. from the University of North Carolina School of Law and a B.A. in Economics and History from Wake Forest University.

Rajesh K. Malik, M.D., has served as our Chief Medical Officer since July 2014. Prior to becoming our Chief Medical Officer, Dr. Malik served as a consultant for business, clinical and regulatory matters from May 2013 through July 2014, including as a consultant to our Company from July 2013 to June 2014. Prior to joining us, Dr. Malik served as Chief Medical Officer of Agennix AG, a German biotechnology company, from January 2007 to September 2013, and as a member of the management board of Agennix AG from November 2009 to September 2013. He also served as Chief Medical Officer of Adherex Technologies, Inc., a biopharmaceutical company, from September 2004 to January 2007. Dr. Malik also served as an attending physician at the University of Virginia Medical Center and on the faculty of the University of Virginia School of Medicine. Dr. Malik is serving on the board of directors of POINT Biopharma Global, a public oncology company developing radiopharmaceuticals, since 2021, and served on the board of directors of Meryx Inc, a private oncology company developing Mer and TAM tyrosine kinase targeted therapies, from 2018 to 2021. Dr. Malik earned his M.B. and Ch.B. from the University of Sheffield Medical School.

Terry L. Murdock has served as our Chief Operating Officer since January 2019 and served as our Senior Vice President of Development Operations from August 2017 to December 2018. Prior to joining us, Mr. Murdock served as Vice President, Development Solutions of the Oncology Center for Excellence at IQVIA Holdings Inc. (formerly Quintiles IMS Holdings, Inc.), or IQVIA, from September 2014 to August 2015, and then as Vice President, Global Head of the Oncology Center for Excellence at IQVIA from August 2015 to July 2017. Prior to his tenure with IQVIA, Mr. Murdock served as President North America and a member of the board of directors of Ergomed Clinical Research, Inc., a wholly owned subsidiary of Ergomed plc, a publicly traded British pharmaceutical services company from 2012 to August 2014. Mr. Murdock also was Senior Vice President of ILEX Oncology Inc., or ILEX, and later Genzyme Corporation, a biotechnology company, following its acquisition of ILEX from 2001 to May 2012 and Vice President of Research at The US Oncology Network, a healthcare services company from 1995 to 2001. Mr. Murdock earned his M.S. and B.S. from the University of Texas at Arlington.

Andrew Perry has served as our Chief Commercial Officer since August 2021. Prior to joining us, he served as Vice President, US Marketing at Viiv Healthcare NA, a joint venture majority owned by GlaxoSmithKline, from January 2016 to August 2021. In this role, he was responsible for leading the marketing organization across Health Care Professionals and patient channels to drive sales of the ViiV US portfolio, including oral and long-acting injectable products. There, he launched multiple products and

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managed two co-commercialization agreements. Prior to ViiV, Mr. Perry spent over 16 years at GlaxoSmithKline in positions of increasing responsibility, culminating in his tenure as Field Vice President, National Accounts, US Managed Markets & Government Affairs. Mr. Perry holds a Master of Science degree in Health Economics and Management from the University of Sheffield (England), and a Master of Arts degree in English Literature and Philosophy from the University of Glasgow (Scotland).

John W. Umstead V has served as our Chief Financial Officer since March 2023. Prior to becoming our Chief Financial Officer, Mr. Umstead served as our Company’s Controller since January 2021 and, prior to that, led our financial reporting since joining the Company in October 2018. From September 2013 to October 2018, Mr. Umstead worked for PricewaterhouseCoopers LLP serving clients in various industries ranging from small private companies to large publicly traded corporations. During his time at PricewaterhouseCoopers LLP, he started in the audit and assurance practice on engagements for publicly traded companies, and later moved into the Capital Markets Accounting and Advisory Services group within the U.S. Deals Practice where he advised public and private companies in complex accounting and financial reporting matters related to business combinations, debt and equity financings, divestitures, IPO readiness, and other areas involving technical accounting. Prior to joining PricewaterhouseCoopers LLP, Mr. Umstead spent five years in commercial banking. Mr. Umstead earned a Master of Accounting from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and a B.A. in Political Science from the University of North Carolina at Chapel Hill. Mr. Umstead is a certified public accountant in the State of North Carolina.

Environmental, Social and Governance (ESG) Matters

Our Focus

We are committed to addressing ESG related risks and opportunities. We recognize that incorporating sustainable and equitable practices into our business activities improves our performance, benefits our stakeholders and helps us improve the lives of those impacted by cancer.

Our Nominating and Governance Committee oversees the Company’s overall ESG strategy, initiatives and policies, which includes receiving periodic reports from management regarding the Company’s ESG efforts and periodically providing reports to the Board on ESG matters. As part of this responsibility, the Nominating and Governance Committee requests from management and reviews information regarding major stockholders’ views and preferences on ESG policy matters, management’s practices for engagement with those stockholders, and the framework and methods to be used to report to the public on such matters. In addition, the Nominating and Governance Committee seeks to provide opportunities for periodic director continuing education on topics of interest in the area of ESG and other pertinent governance matters.

Our mission is to develop and deliver innovative therapies that improve the lives of those impacted by cancer. Our talented team makes valuable contributions to advancing our pipeline of novel cancer therapies, and we believe that we achieve more when we respect each other, work together as one team, and celebrate our differences. We are committed to fostering a culture of diversity,

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equity and inclusivity. We strive to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship among our senior management and Board. Of the eight members of our Board of Directors, over 35% are gender or racially diverse.

We aim to ensure employee engagement and satisfaction, and we have received awards and recognitions for our efforts to cultivate an outstanding workplace. We monitor our employees’ engagement and satisfaction through an annual organization-wide survey, supplemented with periodic surveys on specific areas. Our latest engagement survey performed by a third party, 15Five, in 2022, indicated that our team is highly engaged. We also have a Culture and DEI Committee focused on fostering a great place to work while increasing employee engagement in DEI programs and initiatives. Our Compensation Committee routinely reviews and discusses with management the Company’s disclosure regarding human capital management and the Company’s policies and procedures that are designed to enhance employee engagement and retention. Our employees receive competitive salaries and bonuses in accordance with market standards. We also provide discretionary bonuses, equity awards, and other benefits, such as a healthcare plan, a 401(k) plan, and flexible work schedules. We facilitate the professional development of our employees through continued learning and development programs. In the summer of 2022, we received recognition from the Triangle Business Journal as one of the Best Places to Work in 2022.

We believe in protecting the environment and our communities. Health, safety, and environmental responsibilities are fundamental to our values. We aim to minimize our environmental impact by conserving natural resources and reducing waste. Our company-wide sustainability initiatives include:

•	compliance with all applicable health, safety, and environmental laws;

•	reduction of waste through the use of renewable materials and recycling efforts; and

•	promotion of energy-efficient policies, processes and technologies throughout our facility.

Acting with integrity is one of our core values. Our governance structure is designed to provide for transparency, accountability and oversight. We also recognize the importance of data confidentiality, integrity and security in the digital age. We have earned a Tier 3 ranking on the National Institutes and Technology Standards (NIST) Framework for our high achievements in cybersecurity and risk management capabilities. This ranking places us far above many of our peers in the biopharmaceuticals industry. We have mandatory information security training programs for new and current employees to address the threat that cybersecurity attacks pose to our internal systems and sensitive patient information. Our employees are required to complete Security Awareness training on an annual basis, and they are periodically tested and assessed on their Security Awareness competency. We also performed a simulated data breach attack exercise in 2022 in order to test our processes and policies and improve our preparedness. We continuously monitor threats and have implemented real-time alerting, reporting and mitigation for security issues. In addition, we have a layered, overlapping suite of technologies to provide enhanced security at critical entry points. We are constantly aiming to improve our approach to cyber security issues and are developing new methods to mitigate risks.

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STOCKHOLDER ENGAGEMENT

Summary

We are committed to regular engagement with our stockholders so we can understand their views and receive input on matters related to performance, corporate governance, environmental and social impacts, executive compensation, and other topics. In addition to our stockholder outreach, we also communicate with stockholders at our annual meeting, and we have an active investor relations department.

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2022 Stockholder Outreach

In the fall of 2022, we requested meetings with our stockholders that represent over 65% of our outstanding common stock to discuss corporate governance topics and we met with stockholders representing over 53% of our outstanding common stock. Our stockholder engagement program involves meeting with a broad base of stockholders to discuss performance, corporate governance, environmental and social impacts, executive compensation and other matters of importance. This program enables us to have discussions with our stockholders in order to mature our corporate governance practices.

We gained valuable insights from these meetings and implemented certain changes to our corporate governance practices in response to feedback we received from our stockholder engagement activities. These changes include:

What We Heard	What We Did
Additional alignment of the interests of directors and executive officers with the long-term interests of the Company’s stockholders and commitment to sound corporate governance	Adopted Stock Ownership Guidelines for non-employee directors and executive officers
Create and maintain a corporate culture that emphasizes integrity and accountability	Adopted a Clawback Policy covering current and former executive officers
Further alignment of executive compensation to pay-for-performance compensation philosophy	Beginning with 2023 compensation program, the Company began issuing performance-based stock units to executive officers, in addition to stock options and restricted stock units
Change-in-control terms for equity grants are not standard double-trigger acceleration	Equity awards issued on or after January 1, 2023 contain standard double-trigger acceleration terms

2022 Annual Meeting Vote Results

At our 2022 annual meeting, approximately 83% (or higher) of votes cast were in favor of our Board nominee. Also at our 2022 annual meeting, 75% of our stockholders who voted on the advisory say-on-pay proposal approved the Company’s 2021 executive compensation. We believe that this voting result reflects stockholder support for our executive compensation decisions.

2022 Investor Relations

We rely on a variety of regular and special disclosure documents and investor relations activities to ensure that our stockholders understand our performance, our potential, our governance policies, and compensation practices. We routinely engage with our stockholders to discuss our business, performance, and strategy. These discussions sometimes also cover Board composition, governance policies and executive compensation. Our investor relations program includes: institutional investor targeting and outreach; frequent engagement including via press releases on clinical trial developments, financial and business results, and other material matters and quarterly earnings conference calls; participation in industry conferences arranged by investment banks; one-on-one meetings in connection with conferences, roadshows or otherwise; non-deal roadshows; company-sponsored investor events; and routine phone and email interaction with current and potential stockholders, analysts, and banks. Our investor website is a regularly updated repository of investor relations material, including press releases, links to SEC filings, investor presentations, relevant publications, and governance documents, including all committee charters and our governance guidelines. See www.g1therapeutics.com.

During 2022, in addition to our routine quarterly earnings calls and follow up meetings, G1 participated in 11 virtual investor conferences and 10 roadshows and G1-sponsored investor events.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 Named Executive Officers

In this Compensation Discussion and Analysis, we describe the actions taken by the Compensation Committee with respect to compensation awarded or paid to our named executive officers for fiscal 2022 and the policies and principles underlying these decisions. For 2022, the following individuals were our named executive officers:

Name	Position(s) with the Company

John E. Bailey, Jr.	Chief Executive Officer, President and Director

Jennifer K. Moses (1)	Former Chief Financial Officer

Mark Avagliano	Chief Business Officer

(1)

Ms. Moses resigned from the position of the Company’s Chief Financial Officer effective as of March 15, 2023. John W. Umstead V was appointed as the Company’s Chief Financial Officer, effective March 15, 2023.

Executive Summary

In 2022, we continued to pursue our dual primary goals of the advancement of our trilaciclib development plan and commercialize COSELA®, while meeting our internal financial objectives. As such, our annual performance measures are focused on actions over which we are able to exercise control, such as achieving particular development milestones, successfully commercializing COSELA (trilaciclib), managing our annual budget, raising capital and other operational activities. At the end of 2021, we set ambitious 2022 corporate goals focused on moving our clinical trials for trilaciclib forward, commercializing COSELA, and exercising financial discipline in order to meet our financial objectives. In 2022, we met the majority of our 2022 corporate goals and made significant progress in our clinical trial program by completing enrollment of four of our five new clinical trials with the enrollment of the remaining one clinical trial to be completed by the second quarter of 2023. We also hired the COSELA focused sales team and deployed them into the field. Finally, we managed our finances well and grew our organizational capabilities. As described in more detail below, based on the Compensation Committee’s evaluation and recommendation, the Board of Directors determined that our executive team achieved our 2022 corporate performance goals at the 75% level. While we achieved most of our 2022 corporate goals, we underperformed in execution of commercialization of COSELA. In recognition of our 2022 achievements, the Board of Directors approved a 75% achievement level for all employees. The resulting total 2022 compensation for our executive officers aligned with our pay-for-performance philosophy.

Non-Binding Advisory “Say-on-Pay” Vote

At our 2022 annual stockholder meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers for fiscal year 2021 with approximately 80% of the votes cast voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on the level of stockholder support and the Compensation Committee’s assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee continued with our effective executive compensation program in 2022. The Compensation Committee will consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

In addition, at our 2019 annual meeting, the Company’s stockholders voted for an advisory vote on named executive officer compensation to be held annually, consistent with the recommendation of the Company’s Board of Directors. In response to the voting results and other factors, the Company’s Board of Directors determined, in accordance with the recommendation of the Compensation Committee, that the Company will hold an advisory vote on named executive officer compensation each year. We believe strongly that our executive pay program aligns with market best practices and reflects our pay-for-performance strategy, and we recognize that this vote presents another opportunity for us to further engage with our stockholders on important matters.

Compensation Philosophy

Our compensation philosophy is focused on aligning pay and performance. We designed our executive compensation program to motivate, attract and retain a highly skilled team of executives and to appropriately reward them for their contributions to our business, while also aligning their long-term interests with those of our stockholders. We targeted our base salaries to be competitive for similar positions, we offered bonus potential based on achievement of annual corporate goals and, in the case of officers other than our Chief Executive Officer, individual goals and we granted option awards and restricted stock units (“RSUs”) to align our executives’ long-term interests with the interests of our stockholders. The framework we employ for measuring and rewarding short-term performance consists of a combination of strategic, financial and operational performance goals, taking into consideration each individual executive’s contributions to the achievement of those goals. A significant portion of each executive’s

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compensation is variable and tied to the long-term performance of our common stock through grants of stock options and RSUs that vest over time and imposition of meaningful stock ownership guidelines. We consider stock options and RSUs to be performance-based compensation because their value increases if the market price of our common stock increases over time. In January 2023, we began to issue executives Performance-Based Stock Units (“PSUs”) as an additional performance-based compensation tied to Company performance over time. To maintain pay at competitive levels, the Compensation Committee’s general philosophy is to target base salaries and total direct compensation (base salaries, target annual incentives, and grant-date or market value, as applicable, of long-term incentives) at levels that approximate the 50th percentile of the market for each position, based on our peer company compensation data, with actual total compensation higher (up to the 75th percentile) or lower based on position, experience, performance, and expertise. For retention purposes, we are considering issuing additional equity to all employees, including our executive officers.

Compensation and Governance Practice

We believe in having strong governance practices that reinforce our executive compensation program, including the following:

Overview of Executive Compensation Process

To achieve our objectives, the Compensation Committee evaluates our executive compensation program annually and takes into consideration comparable pay at our peer companies and within the broader market, as well as the job scope, responsibilities, capabilities and individual performance and experience of each executive. We award equity compensation primarily in the form of stock options and restricted stock units (“RSUs”), and have started to award performance-based stock units in 2023, all of which vest over time, which we believe aligns the interests of our executives with the interests of our stockholders by allowing them to participate in our longer-term success as reflected in the appreciation of our stock price and helps to retain our executives.

Role of the Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, reviewing Company and individual performance and determining and approving final pay outcomes for our named executive officers on an annual basis. As part of this process, it evaluates:

☐	Each executive officer’s role and responsibilities, and performance in his or her role;
☐	Key historical Company performance metrics and forward-looking projections; and
☐	Compensation practices of the companies in our peer group and broader market data, where appropriate.

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The Compensation Committee is also responsible for recommending grants of equity awards under our stock incentive plans to the Board of Directors for approval. Other responsibilities include, but are not limited to, reviewing and approving employment agreements; designing the annual cash bonus program; reviewing whether compensation programs encourage excessive risk-taking; and reviewing non-executive director compensation.

Role of our Chief Executive Officer

Our Chief Executive Officer regularly meets with the Compensation Committee to discuss compensation-related matters and to provide his evaluation of the performance of our executive officers other than himself.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities. The Compensation Committee has engaged Radford, part of the Rewards Solutions practice of Aon Plc, as its independent compensation consultant. Radford assists the Compensation Committee in the development of a list of our peer companies and collects, analyzes, and compares compensation data of such peer companies to the levels and components of our executive compensation program. Each year, using the peer group data provided by Radford as one of multiple reference points, the Compensation Committee determines the overall compensation of our named executive officers with a philosophy of setting base salaries and total direct compensation for our executive officers, other than the chief executive officer, at approximately the 50th percentile of our peer group. The Compensation Committee evaluates and considers compensation data from our peer companies for each element of compensation to ensure the competitiveness of the compensation packages we provide to our executive officers.

After consideration of the independence assessment factors provided under the listing rules of Nasdaq and the standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee reviewed Radford’s independence and concluded that it is an independent advisor to the Company and that the work it performed during fiscal 2022 did not raise any conflicts of interest.

Market Benchmarks and Competitive Analysis

Each year, the Compensation Committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our executive officers. These factors include our performance against our internal strategic, operational and financial corporate goals, the mix of short-term cash and long-term equity compensation we provide, and a thorough review of compensation paid at peer companies compared to the compensation we pay to our named executive officers.

Consideration of Compensation Risk

Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our named executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We use stock options to compensate our named executive officers in the form of initial grants in connection with the commencement of employment, and we generally grant stock options and RSUs on an annual basis thereafter. Any stock options granted to our executive officers will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, will have time-based vesting and will expire ten years after the date of grant. The initial stock options granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter, except for our chief executive officer, whose initial stock options vest as to one-third (1/3rd) of the shares on the first anniversary of the grant date and as to an additional one twelfth (1/12th) of the shares quarterly. The annual stock options granted to executive officers vest as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the option monthly thereafter. The RSUs we grant to our executive officers vest as to 25% of the shares on the first anniversary of the grant date and semi-annually thereafter, until the fourth anniversary of such date, except for our chief executive officer, whose RSUs vest as to one-third (1/3rd) of the total number of such RSUs on each of the first, second and third anniversaries of the grant date. In January 2023, we started to issue PSUs to executives to enhance our pay for performance culture. The PSUs we grant to our executive officers are based on product development and product revenue goals with varying annual vesting targets.

Except in the case of death or disability, vesting and exercise rights for any equity granted to executive officers cease shortly after termination of employment. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “Potential Payments upon Termination or Change in Control” below for further information.

Peer Group

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In May 2021, the Compensation Committee decided, after a full evaluation and comprehensive review, to update the peer group for 2022 incentive compensation and base salary assessments. The Compensation Committee determined our peer companies for the 2022 fiscal year taking into consideration information provided by Radford.

In determining our 2022 peer group companies, the Compensation Committee, with the assistance and data provided by Radford, selected publicly-traded companies that generally had the following characteristics similar to our Company:

The Compensation Committee views the 2022 peer group to be companies with which we compete for executive talent, or which are broadly similar to us based on the characteristics listed above. The following table presents the 2022 peer group:

☐ Acceleron Pharma Inc.	☐ Epizyme, Inc.	☐ Mirati Therapeutics, Inc.
☐ Aerie Pharmaceuticals, Inc.	☐ Esperion Therapeutics, Inc.	☐ Reata Pharmaceuticals, Inc.
☐ Atara Biotherapeutics, Inc.	☐ Global Blood Therapeutics Inc.	☐ TG Therapeutics, Inc.
☐ BeyondSpring Inc.*	☐ ImmunoGen Inc.	☐ UroGen Pharma, Inc.*
☐ Blueprint Medicines Corporation	☐ Iovance Biotherapeutics, Inc.	☐ Xencor, Inc.
☐ ChemoCentryx, Inc.	☐ Karyopharm Therapeutics Inc.	☐ Y-mAbs Therapeutics, Inc.*
☐ Deciphera Pharmaceuticals, Inc.	☐ MacroGenics, Inc.*

We believe that the compensation practices of our 2022 peer group provided us with appropriate compensation benchmarks for evaluating the compensation of our named executed officers during 2022.

* addition to 2022 peer group.

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Elements of Compensation

The Compensation Committee seeks to ensure that our compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is competitive, fair and reasonable. Key elements of our compensation program include the following:

Compensation Element	Purpose	Features

Base salary	To attract, retain and motivate superior executive talent.	Fixed component of pay to provide financial predictability and stability, based on capabilities, responsibilities, experience, past contributions, and peer company data.

Annual Cash Bonus Program	To provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value.	Variable component of pay based on annual quantitative and qualitative achievement of corporate goals and, in the case of named executive officers other than our Chief Executive Officer, the achievement of individual performance goals.

Equity incentive compensation	To align the executives’ interests with those of stockholders through long-term incentives linked to specific performance.	Long-term compensation in the form of stock options and restricted stock units, which seeks to align executive and stockholder interests.

In addition to these pay elements, our named executive officers are eligible to receive broad-based benefits that are available to our employees generally and to receive severance benefits on certain terminations of employment.

We reward our executives in a manner that reinforces our pay-for-performance philosophy and culture to cultivate our future success. Consistent with our pay-for-performance philosophy and our 2022 performance, total compensation (base salary, target annual performance-based cash incentives and equity incentive awards) our named executive officers received in 2022 reflected our compensation philosophy.

The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base Salary

The 2022 annual base salaries for our named executive officers approved by the Compensation Committee were:

Name	2021 Base Salary ($)	2022 Base Salary ($)	% Change

John E. Bailey, Jr.	$735,000	$764,400	4%

Jennifer K. Moses	443,300	465,500	5%

Mark Avagliano	447,120	465,000	4%

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Annually our Compensation Committee reviews and adjusts base salaries to take into account inflation, market movement, promotions, increased responsibility and performance. Base salaries are not automatically increased.

In considering the succession plans for our chief executive officer role in September 2020, the Compensation Committee targeted a base salary range for 2021 at approximately the 75th percentile of our peer group in order to attract and retain a chief executive officer with the necessary commercial launch and leadership experience to lead our Company. In determining Mr. Bailey’s base salary increase in 2022, the Compensation Committee recognized that the Company significantly grew in complexity. For example, we completed enrollment of four of our five new clinical trials with the enrollment of the remaining one clinical trial to be completed by the second quarter of 2023 and hired the COSELA focused sales team and deployed them into the field.

In determining Ms. Moses’ base salary increase in 2022, the Compensation Committee recognized her increased responsibility as Chief Financial Officer in connection with the launch and commercialization of the Company’s product, her work experience and executive leadership experience, the base salaries paid to other chief financial officers at peer companies based on data provided by Radford and targeted her base salary at approximately the 50th percentile of our peer group. In determining the base salaries for Mr. Avagliano in 2022, the Compensation Committee targeted his base salary at approximately the 50th percentile of our peer companies and considered his experience and tenure at the Company.

Annual Cash Bonus Program

We provide our executive officers, including the named executive officers, with the opportunity to earn cash bonuses to encourage the achievement of key strategic, operational, and financial goals during the applicable year. Our annual cash bonus program is administered by the Compensation Committee. Annual cash bonuses paid to each of our named executive officers, other than our Chief Executive Officer, are pre-determined by the Compensation Committee, based primarily on the achievement of our corporate goals as determined by the Compensation Committee, the establishment of a total cash bonus pool, and subject to adjustment for individual performance as recommended by our Chief Executive Officer. However, the cash bonus paid to our Chief Executive Officer is determined solely based on our achievement of corporate goals as determined by the Compensation Committee in line with the total cash pool, without an individual performance component. The Compensation Committee may, consistent with our stated compensation philosophy and objectives, pay bonuses above or below the target amount determined based on the achievement of our corporate goals, or may decide to not award annual bonuses at all, notwithstanding the achievement of particular goals or individual contributions. Payment of the annual cash bonus to all of our named executive officers is conditioned on the executive remaining employed by us or providing services to us at the time the bonus is actually paid.

For fiscal 2022, the target annual bonus opportunities for our named executive officers are as set forth in the table below. The 2022 target annual bonus opportunity for each named executive officer was established by our Board of Directors in December 2021.

Name	2022 Target Opportunity (as a % of base salary)

John E. Bailey, Jr.	50%

Mark Avagliano	40%

Jennifer K. Moses	40%

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2022 Corporate Goals

The corporate goals are comprised of key strategic, operational, and financial goals relating to product commercialization, clinical development, research, strategic planning, business development and the achievement of financial objectives. The 2022 corporate goals were recommended by the Compensation Committee and adopted by the Board of Directors. The Board of Directors communicated the 2022 corporate goals to the executive officers at the end of 2021 with the understanding that their performance would be measured against the achievement of the 2022 corporate goals. The annual bonuses for fiscal 2022 were based on our performance relative to the achievement of the following 2022 corporate goals:

Category	Corporate Goals

Commercialization	● Meet or exceed sales target of COSELA® (trilaciclib) in extensive-stage small cell lung cancer

Life Cycle Management	● Complete study enrollment and achieve targeted data readout timelines in trilaciclib clinical trials in various tumor types

Financial Objectives	● Manage to 2022 budget

2022 Company Performance

The following represent the achievement of the Company’s 2022 corporate goals:

Commercialization of COSELA® (trilaciclib)

●	Continued commercialization of COSELA for extensive-stage small cell lung cancer in the United States
●	Established in-house sales force
●

Conditional approval of COSELA (trilaciclib) by the China National Medical Products Administration (NMPA) achieved by our Chinese partner Simcere, resulting in a $13 million milestone payment to the Company that was recognized in the third quarter of 2022

Execute on Life Cycle Management

●	Completed enrollment in 4 clinical trials (one of which was discontinued in early 2023).
●	Reported preliminary data from 2 ongoing clinical trials
●	Presented real world data from multiple large community-based practices showing that myeloprotection by COSELA in the real world is consistent with clinical trial results

Financial Objectives

●	Managed budgetary discipline to meet all financial objectives for 2022
●	Completed public offering resulting in approximately $52 million in net proceeds
●	Managed debt facility with Hercules Capital, Inc.

2022 Bonus Payouts

In December 2022, the Compensation Committee met and evaluated our performance against the 2022 pre-established corporate goals and determined that the Company met a majority of the 2022 pre-established corporate goals. As a result, the Compensation Committee authorized the funding of bonuses, based on the above factors, including commercialization of COSELA®, the advancement of our clinical programs, the successful achievement of our financial goals, and the overall performance of the Company in view of changing market conditions. After considering such factors, the Compensation Committee recommended, and our Board of Directors determined that the executive team achieved our 2022 corporate performance goals at 75% for purposes of our annual cash bonus program.

Our Chief Executive Officer’s performance for 2022 was based solely on the achievement of 2022 corporate goals. As a result, the Compensation Committee approved an annual bonus for Mr. Bailey at 75% of his target bonus, or 37.5% of his annual base salary.

For our executives other than Mr. Bailey, the Compensation Committee approved a total bonus pool of 75% of the combined bonus targets for all executives, including our named executive officers. Mr. Bailey evaluated the individual performance of each of our executives and recommended to the Compensation Committee specific bonuses to be awarded to each executive, including each

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named executive officer other than himself, within the total bonus pool based on a combination of individual performance and the collective performance against our pre-established corporate goals.

Individual performance for our named executive officers was based on a combination of departmental achievements, leadership achievements and execution of pre-established individual goals. Significant individual achievements of our named executive officers, other than Mr. Bailey, in 2022 are as follows:

Name	Significant Individual Achievements

Mark Avagliano	• Led corporate strategic planning process and portfolio prioritization • Managed strategic relationships with licensing partners

Jennifer K. Moses

•   Maintained budgetary discipline to meet all financial objectives for 2022

•   Completed public offering resulting in approximately $52 million in net proceeds

•   Managed debt facility with Hercules Capital, Inc.

Based on the 2022 performance against corporate goals and the individual accomplishments by each of the named executive officers in 2021, the Compensation Committee approved and recommended to our Board of Directors and our Board of Directors determined the following annual cash bonuses for 2022:

Name	Target Bonus (% of Base Salary)	Percent of Target Awarded	Bonus Awarded (% of Base Salary)	Bonus Awarded ($)

John E. Bailey, Jr.	50%	75%	37.5%	286,650

Jennifer K. Moses	40%	75%	33.2%	154,534

Mark Avagliano	40%	75%	33.2%	154,382

Long-Term Incentives – Stock Options and Restricted Stock Units

We grant long-term incentives generally in the form of stock option grants and restricted stock units under our (i) 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”), and/or (ii) Amended and Restated 2021 Inducement Equity Incentive Plan (the “2021 Plan,” together with the 2017 Plan, the “Equity Incentive Plans”). We generally grant equity awards under the 2017 Plan on an annual basis as part of annual performance reviews of our employees. We also grant stock options to new employees, including our executive officers, in connection with their initial employment with us or as inducement material to them entering into employment with the Company.

We award stock options and restricted stock units to deliver long-term incentive compensation because they directly align executive compensation with the creation of stockholder value, and the ultimate value received from equity grants depends on stock price appreciation after the grant date. Equity grants also encourage retention through time-based vesting. Stock option awards to new employees generally vest as to 25% of the shares subject to the option on the first anniversary of the grant date and in equal monthly installments over the following three years and are generally subject to continued employment. The exercise price of all stock options is equal to the fair market value of our common stock on the grant date, measured as the closing price of our common stock on such date as reported by Nasdaq. Awards of restricted stock units to employees generally vest over four years with 25% vesting on the first anniversary of the grant date and semi-annually thereafter.

In establishing annual long-term incentive award levels for our named executive officers other than our Chief Executive Officer, and in formulating a recommendation to the Board of Directors on the long-term incentive award to be granted to our Chief Executive Officer, the Compensation Committee evaluates long-term incentives awarded to executives holding comparable positions at our peer companies. The Compensation Committee and Board of Directors also evaluate overall Company performance over the fiscal year prior to which the awards are granted, including commercialization activities, the advancement of our clinical programs, the successful achievement of our financial goals, and the development of our organizational capabilities.

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At the December 7, 2022, Compensation Committee meeting, after a review of and in connection with their contributions to the Company based on their 2022 performance, the following named executive officers received annual long-term incentive awards on January 3, 2023, with the options having an exercise price of $5.73:

Name	Stock Options Awarded (#)	Restricted Stock Units Awarded (#)	Performance-Based Restricted Stock Units Awarded (#)

John E. Bailey, Jr.	161,300	80,700	80,700

Jennifer K. Moses	44,600	22,300	22,300

Mark Avagliano	41,100	20,600	20,600

Additional detail regarding each of the foregoing awards can be found in the “Grants of Plan-Based Awards” table and “Outstanding Equity Awards at 2022 Fiscal Year-End” table elsewhere in this proxy statement.

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Other Compensation Policies and Practices

Employment Agreements

We have entered into employment agreements with each of our named executive officers that provide for initial base salaries, eligibility to receive annual bonuses, and payments and benefits in connection with certain terminations of employment, including in connection with a Change in Control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary to attract and retain high-quality executive officers. These agreements are discussed in more detail below under “Compensation of Named Executive Officers” in subsections “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change in Control.”

Benefits

Our executive officers receive broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, flexible spending accounts and matching contributions under our 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

Perquisites

The Compensation Committee believes that perquisites should not constitute a significant part of our executive compensation program, but does provide certain perquisites, such as relocation benefits, to our employees, including executive officers, on an individual basis as deemed appropriate and reasonable by the Compensation Committee. In 2022, the Compensation Committee determined that the cost of providing such perquisites is reasonable and represents a small percentage of the executives’ overall compensation packages.

Share Ownership Guidelines for Executive Officers

Under our stock ownership guidelines established by our Compensation Committee, our executive officers are expected to own shares of our stock with a value equal to at least a designation multiple of base salary. Our Chief Executive Officer is required to hold equity of the Company that has a fair market value equal to three (3) times his base salary; executive officers (other than the Chief Executive Officer) are required to hold equity of the Company that has a fair market value equal to one (1) time his or her base salary. Our stock ownership guidelines are designed to increase each executive officer’s ownership stake in the Company and align their interests with the interests of our stockholders.

For purposes of the stock ownership guidelines, shares are treated as owned if they are (i) owned directly, including those acquired through open market purchases; (ii) owned jointly with or separately by the executive officer’s spouse; (iii) held in trust for the benefit of the executive officer, the executive officer’s spouse and/or the executive officer’s children; and (iv) held through the executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our stock ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award, whether or not vested. Executive officers covered by these guidelines must meet the required stock ownership within five (5) years after the later of (i) the commencement of the individual’s role as executive officer, or (ii) December 2022. Until such required stock ownership guidelines are met, an executive officer subject to the guidelines is required to retain ownership of at least 50% of the shares acquired on vesting of restricted stock units or on exercise of stock options, provided, however, that such individual may sell shares (i) acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability, or (ii) on vesting of other equity incentive awards for the limited purpose of paying any applicable tax liability. The Compensation Committee annually reviews these guidelines and oversees compliance.

Clawback Policy

We maintain a formal recoupment, or “clawback,” policy for the recovery of incentive-based compensation paid to current and former executive officers, among others, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities law. The Board administers this policy with respect to executive officers and has the sole discretion to invoke the policy and direct the Company to recover incentive-based compensation received by such individuals in such circumstances. In light of the SEC’s adoption of final clawback rules in October 2022, our clawback policy may be modified in order to comply with final stock exchange listing standards, once effective.

Anti-Hedging and Pledging Policy

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We do not allow any of our executive officers or our directors, to enter into any hedging-type transactions with respect to our stock or to pledge our stock.

Tax Deductibility and Accounting Considerations

The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its executive officers in accordance with the Company’s compensation philosophy.

Under Section 162(m) of the Internal Revenue Code, the Company will generally not be entitled to a tax deduction for individual compensation paid to certain executive officers in any taxable year in excess of $1 million, subject to certain grandfathering rules for compensation in effect on November 2, 2017 and not materially modified after such date. As in effect prior to its amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. While considering the impact of Section 162(m) and awarding certain elements of compensation that, at the time, were intended to qualify as performance-based compensation, the Compensation Committee did not adopt a policy requiring all compensation to be fully deductible under Section 162(m). As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. In light of this amendment, the Compensation Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for the Company’s executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation, if it believes that taking any such action is in the best interests of the Company and its stockholders.

If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Assessment

In designing executive compensation, the Compensation Committee seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk-taking. The Compensation Committee has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe that our compensation programs generally, including the executive compensation program, encourage excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the Compensation Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks. In addition, the Company’s prohibition against hedging and pledging in Company stock protects against short-term decision making.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

The Compensation Committee
Cynthia L. Flowers, Chair
Glenn P. Muir
Alicia Secor

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2022, 2021, and 2020, if the named executive officer was an executive officer in that fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Restricted Stock Units Awards ($)(1)	All Other Compensation ($)(3)	Total($)
John E. Bailey, Jr. (4)	2022	764,400	1,464,040	286,650	491,740	9,150	3,015,980
Chief Executive Officer and President	2021	735,000	3,830,194	294,000	3,837,861	8,700	8,705,755
	2020	N/A	542,109	N/A	N/A	215,948	758,057
Jennifer K. Moses (5)	2022	465,465	380,207	154,534	128,280	9,150	1,137,636
Former Chief Financial Officer	2021	443,300	706,966	154,268	198,770	8,700	1,512,004
	2020	398,583	1,116,239	141,050	N/A	8,550	1,664,422
Mark Avagliano	2022	465,005	380,207	154,382	128,280	9,150	1,137,024
Chief Business Officer	2021	447,120	706,887	150,232	198,770	8,700	1,511,709
	2020	431,417	837,165	151,200	N/A	18,445	1,438,227

(1)

These amounts represent the aggregate grant date fair value for option awards granted during our fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	The amounts in this column reflect payments under our annual cash bonus program in accordance with the terms of our executives’ employment agreements based upon satisfaction of performance goals.
(3)

The amounts in this column represent consulting fees, director fees, matching contributions to the 401(k) plan. See below for additional information regarding the amounts in this column for fiscal 2022.

(4)

As of January 1, 2021, Mr. Bailey serves as our Chief Executive Officer and President and as an executive Board member. Mr. Bailey served as an independent member of our Board of Directors from March 12, 2020 until December 31, 2020 and served as a Senior Advisor to the Company from October 1, 2020 to December 31, 2020. In 2020, Mr. Bailey was awarded options and received $35,948 as compensation for his service as an independent member of our Board of Directors in accordance with our Board and Committee Compensation arrangements. On September 29, 2020, Mr. Bailey entered into a Senior Advisor Agreement with the Company pursuant to which Mr. Bailey served as a Senior Advisor to the Company from October 1, 2020 to December 31, 2020 and received $180,000 as consulting compensation.

(5)	Ms. Moses resigned from the position of our Chief Financial Officer effective as of March 15, 2023. John W. Umstead V was appointed as our Chief Financial Officer, effective March 15, 2023.

2022 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for fiscal 2022.

Name	Matching Contributions to 401(k) ($)(1)	Total ($)

John E. Bailey, Jr.	9,150	9,150

Jennifer K. Moses	9,150	9,150

Mark Avagliano	9,150	9,150

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(1)

These amounts represent matching contributions made to each executive under our 401(k) plan. Our matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation.

Grants of Plan-Based Awards

The following table reflects the long-term incentive awards granted in 2022 in the form of stock options and restricted stock units to each of our named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards: Target ($)(2)	Restricted Stock Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

John E. Bailey, Jr.	3-Jan-2022 (1)	367,500	46,000	204,000	10.69	1,955,780

Jennifer K. Moses	3-Jan-2022 (1)	177,320	12,000	53,000	10.69	508,487

Mark Avagliano	3-Jan-2022 (1)	178,848	12,000	53,000	10.69	508,487

(1)         The Compensation Committee approved the grants on November 30, 2021.

(2)         Represents the target amount of each executive’s cash bonus payments calculated in accordance with the employment agreement of the respective named executive officer as described in “Compensation Discussion and Analysis—Annual Cash Bonus Program.” Actual payments made for 2022 are provided in the “Summary Compensation Table.” As there are no threshold or maximum amounts with respect to these performance-based cash payments, the columns “Threshold ($)” and “Maximum ($)” are inapplicable and therefore have been omitted from this table.

(3)         The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Select Market on the grant date.

(4)         These amounts represent the aggregate grant date fair value for option awards and restricted stock units granted during fiscal 2022, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. These executive employment agreements provide for “at will” employment and obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Payments and benefits that may be payable in connection with terminations of employment in certain circumstances are described in more detail under “Potential Payments upon Termination or Change in Control.”

John E. Bailey, Jr. We entered into an executive employment agreement with Mr. Bailey with respect to his service as Chief Executive Officer on September 29, 2020. Under the terms of the agreement, Mr. Bailey is entitled to an initial annual base salary of $735,000 and his 2022 base salary was $764,400. He is eligible to receive an annual bonus of up to 50% of his then-current base salary based on achievement of certain corporate targets in the sole discretion of our Board of Directors.

Jennifer K. Moses. We entered into an employment agreement with Ms. Moses with respect to her service as Vice President of Finance on May 10, 2016, which was subsequently amended and restated on May 8, 2019 in connection with her appointment as Chief Financial Officer of the Company. Under the terms of the agreement, as amended, Ms. Moses was entitled to an initial annual base salary of $350,000 and her 2022 base salary was $465,465. Ms. Moses was eligible to receive an initial annual bonus of up to 35% of her then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and her 2022 target annual bonus was 40% of her 2022 base salary.

Ms. Moses resigned as our Chief Financial Officer effective as of March 15, 2023, ceased to be an employee of the Company on March 31, 2023, and began her service as a senior advisor to the Company pursuant to the terms of a senior advisor agreement dated

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March 1, 2023, which took effect on March 31, 2023, with a term that expires on March 31, 2024 (the “Moses Senior Advisor Agreement”). Pursuant to the terms of the Moses Senior Advisor Agreement, Ms. Moses receives $25,000 annually for her services paid in equal monthly installments. In addition, Ms. Moses’ current outstanding equity, including stock options, RSUs, and Performance-Based Stock Units (“PSUs”) will continue to vest pursuant to their current vesting schedules while Ms. Moses serves as a senior advisor of the Company. Further, upon a change in control of the Company, all of Ms. Moses’ unvested equity, including stock options, RSUs, and PSUs will vest and become immediately exercisable. Ms. Moses is subject to a Non-Competition and Non-Solicitation Agreement and a Confidentiality and Inventions Agreement.

Mark Avagliano. We entered into an executive employment agreement with Mr. Avagliano with respect to his service as Chief Business Officer on July 29, 2019. Under the terms of the agreement, Mr. Avagliano is entitled to an initial annual base salary of $425,000 and his 2022 base salary was $465,005. Mr. Avagliano is eligible to receive an initial annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our Board of Directors and his 2022 target annual bonus is 40% of his 2022 base salary. The agreement also provides for reimbursement of certain of Mr. Avagliano’s relocation expenses in an amount of up to $100,000.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows grants of stock options and unvested restricted stock units outstanding on the last day of fiscal 2022 held by each of the executive officers named in the Summary Compensation Table.

	Awards (1)
	Number of Securities Underlying Unexercised Options (#)				Unvested Restricted Stock Units

Name	Exercisable	Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date
John E. Bailey, Jr.	37,774 (2)	2,226 (2)	12.00	03/12/2030	—
	20,000 (3)	—	17.59	06/11/2030	—
	214,400 (4)	105,600 (4)	17.99	01/01/2031	142,222 (5)
		204,000 (6)	10.69	01/03/2032	46,000 (7)
Jennifer K. Moses	1,666 (8)	—	0.39	07/11/2024	—
	33,333 (9)	—	0.30	02/27/2025	—
	58,000 (11)	—	4.17	5/10/2026	—
	25,000 (12)	—	20.49	01/02/2028	—
	19,560 (13)	440 (13)	19.56	01/02/2029	—
	44,771 (14)	5,229 (14)	20.91	05/08/2029	—
	56,562 (15)	23,348 (15)	21.08	02/06/2030	—
	27,788 (16)	30,212 (16)	18.07	01/04/2031	6,875 (17)
	—	53,000(6)	10.69	01/03/2032	12,000 (7)
Mark Avagliano	256,250 (18)	43,750 (18)	25.72	07/29/2029	—
	42,500 (15)	17,500 (15)	21.08	02/06/2030	—
	27,788 (16)	30,212(16)	18.07	01/04/2031	6,875(17)
	—	53,000 (6)	10.69	01/03/2032	12,000 (7)

(1)

Outstanding equity awards granted pursuant to (i) our 2011 Equity Incentive Plan, as amended, and our 2017 Employee, Director and Consultant Equity Plan, as amended, or (ii) a stand-alone inducement award plan.

(2)

Represents an option to purchase shares of our common stock granted on March 12, 2020. The shares underlying this option vest in thirty-six (36) monthly installments at the end of each successive month following March 31, 2020, subject to continued service.

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(3)	Represents an option to purchase shares of our common stock granted on June 11, 2020. The shares underlying this option vested in their entirety on June 11, 2021.
(4)

Represents an option to purchase shares of our common stock granted on January 1, 2021. The shares underlying this option vest as follows: subject to continued service, 34% vested on January 1, 2022, with the remainder vesting in eight (8) equal quarterly installments.

(5)	Represents a restricted stock unit award that vests 1/3 on each of the first, second and third anniversary of the grant date, subject to continued service.
(6)

Represents an option to purchase shares of our common stock granted on January 3, 2022. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vest on January 3, 2023, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(7)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-fourth (1/4th) vests on January 3, 2023, with one-sixth (1/6th) of the remaining units vesting semi-annually thereafter.

(8)

Represents an option to purchase shares of our common stock granted on July 11, 2014. The shares underlying this option vested as follows: one-fourth (1/4th) vested on July 11, 2015, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(9)

Represents an option to purchase shares of our common stock granted on February 27, 2015. The shares underlying this option vested as follows: one-fourth (1/4th) vested on February 28, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(10)

Represents an option to purchase shares of our common stock granted on December 31, 2015. The shares underlying this option vest as follows: one-fourth (1/4th) vested on December 31, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(11)

Represents an option to purchase shares of our common stock granted on May 10, 2016. The shares underlying this option vested as follows: one-fourth (1/4th) vested on May 10, 2017, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(12)

Represents an option to purchase shares of our common stock granted on January 2, 2018. The shares underlying this option vested as follows: one-fourth (1/4th) vested on January 2, 2019, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares vested until all of the shares underlying the option vested.

(13)

Represents an option to purchase shares of our common stock granted on January 2, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 2, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(14)

Represents an option to purchase shares of our common stock granted on May 8, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on May 8, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(15)

Represents an option to purchase shares of our common stock granted on February 6, 2020. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on February 6, 2021, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(16)

Represents an option to purchase shares of our common stock granted on January 4, 2021. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on January 4, 2022, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

(17)

Represents a restricted stock unit award that vests as follows: subject to continued service, one-fourth (1/4th) vests on January 4, 2022, with one-sixth (1/6th) of the remaining units vesting semi-annually thereafter.

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(18)

Represents an option to purchase shares of our common stock granted on July 29, 2019. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on July 29, 2020, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested, with such vesting further subject to acceleration as described below under the “Potential Payments upon Termination or Change in Control” section.

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2022 Option Exercises and Stock Vested

The following table sets forth information regarding exercises of stock options to purchase our common stock and vesting of stock awards held by each of our named executive officers during fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John E. Bailey, Jr.	—	—	71,111	726,043

Jennifer K. Moses	2,333	14,544	4,125	36,506

Mark Avagliano	—	—	4,125	36,506

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.
(2)	Calculated by multiplying the numbers of shares of our common stock acquired upon vesting of RSUs by the market price of our common stock on the vesting dates.

Potential Payments upon Termination or Change in Control

Pursuant to their employment agreements and equity award agreements with us, each named executive officer is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control. We believe that change in control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change in control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change in control benefits are necessary in order to attract and retain high-quality executive officers.

The amount of compensation and benefits payable to each of our named executive officers in various termination of employment and change in control situations, assuming that the triggering event occurred on December 30, 2022, the last business day of fiscal year 2022, has been estimated in the table below. The closing price of our common stock on the Nasdaq Global Select Market on December 30, 2022 was $5.43 per share. The value of acceleration of the unvested stock options was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 30, 2022, by the difference between the closing price of our common stock on December 30, 2022 and the exercise price for such unvested option shares. The value of acceleration of the unvested RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 30, 2022, by the closing price of our common stock on December 30, 2022.

	Termination by Company without Cause or by Executive for Good Reason		Benefits Upon a Change in Control		Termination by Company without Cause or by Executive for Good Reason within 90 Days Following a Change in Control
Name	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)

John E. Bailey, Jr.	764,400	—	—	511,023	764,400	1,022,045

Jennifer K. Moses	465,465	—	—	51,246	465,465	102,491

Mark Avagliano	465,005	—	—	51,246	465,005	102,491

Change in Control for equity issued prior to January 2023. The employment agreements with our named executive officers provide for the vesting of 50% of any unvested stock options immediately prior to, and subject to, the consummation of a Change in Control (as defined below). Any remaining unvested stock options are subject to double-trigger vesting acceleration, as such unvested

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stock options will immediately vest if the named executive officer’s employment is terminated by the Company without Cause (as defined below) or if the named executive officer resigns with Good Reason (as defined below) within 90 days following a Change in Control. The unvested RSUs issued prior to January 2023 have the same Change in Control terms as the unvested stock options issued prior to January 2023.

Change in Control for equity issued beginning in January 2023. Equity awards issued beginning in January 2023 are subject to double-trigger vesting acceleration as set forth in the applicable equity award agreements, as such unvested options will immediately vest upon (i) the consummation of a Change in Control (as defined below); and (ii) if the named executive officer’s employment is terminated by the Company without Cause (as defined below) or if the named executive officer resigns with Good Reason (as defined below) within twelve (12) months following a Change in Control. The unvested RSUs issued beginning in January 2023 have the same Change in Control terms as the unvested stock options issued beginning January 2023.

Termination of Employment by Company without Cause or by Employee for Good Reason. If a named executive officer’s employment is terminated by us other than for Cause or the executive terminates his employment for Good Reason, we will continue to pay the executive his base salary for a period of 12 months in accordance with our payroll practices beginning on the 60th day following the termination of the named executive officer’s employment.

Termination of Employment Due to Death or Disability. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment due to death or disability.

Termination of Employment by Company with Cause or by Employee without Good Reason. The employment agreements with our named executive officers do not provide for any severance benefits upon termination of employment by us with Cause or by a named executive officer without Good Reason.

Severance Subject to Release of Claims. Our obligation to provide our named executive officers with any severance payments or other benefits under the employment agreements is conditioned on the executive signing an effective release of claims in our favor.

Section 409A. All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

Definitions. Certain terms used in this section of the proxy statement are defined below.

Change in Control is defined under the employment agreements with our named executive officers generally as (i) a merger or consolidation of our Company with or into another entity such that our stockholders prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, (iii) the sale or other disposition of greater than 50% of our then-outstanding voting stock by the holders thereof to one or more persons or entities who are not then our stockholders.

Cause is defined in each agreement as the employee’s (i) fraud, embezzlement or misappropriation with respect to our Company, (ii) material breach of fiduciary duties to our Company, (iii) willful or negligent misconduct, (iv) material breach of the employment agreement, (v) willful failure or refusal to perform material duties under the agreement or failure to follow specific lawful instructions of our Company, (vi) conviction or plea of nolo contendere in respect of a felony or misdemeanor involving moral turpitude, (vii) alcohol or substance abuse that has a material adverse effect on the ability to perform duties under the agreement or (viii) engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability).

Good Reason is defined in each agreement as (i) a material reduction of base salary not generally applicable to our other executive-level employees, (ii) a material diminution of authority, duties or responsibilities (iii) a relocation of the employee’s primary workplace to a location that is more than 50 miles from the location of the employee’s primary workplace as of the date of the agreement or (iv) the Company’s material breach of the agreement.

Pay Ratio Disclosure

As required in Item 402(u) of Regulation S-K, we are required to disclose the ratio of the CEO’s annual total compensation to that of the median-paid employee. Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if, during a registrant’s last completed fiscal year, there has been no change in its employee population compensation arrangements that it reasonably believes would result in a significant impact to the pay ratio disclosure. The annual total compensation (determined using the requirements for the Summary Compensation Table) consists of salary, bonus, and all other compensation.

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During fiscal 2022, our principal executive officer was our President and Chief Executive Officer, John E. Bailey Jr. For 2022, the annual total compensation for Mr. Bailey, as reported in the Summary Compensation Table, was $3,015,980, and the annual total compensation for our median employee was $243,930, resulting in an estimated pay ratio of approximately 12:1. The median employee earned the following: cash compensation (including overtime pay) of $181,500; equity of $58,030; plus all other compensation of $4,400.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of December 31, 2022, by aggregating for each employee employed on this date (i) base salary or wages actually paid for 2022, (ii) cash incentive compensation for 2022, and (iii) the accounting value of any equity awards granted during 2022. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at our Company. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on December 31, 2022, excluding Mr. Bailey. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Mr. Bailey’s compensation for purposes of the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	6,532,334 (2)	$16.85 (3)	1,738,639
Equity compensation plans not approved by security holders	1,515,100 (4)	$13.14	584,900 (4)
Total	8,047,434	$16.15 (3)	2,323,539

(1)	This plan category consists of our 2017 Employee, Director and Consultant Equity Plan and our 2011 Equity Incentive Plan.
(2)	This number includes 5,998,528 outstanding options and 533,806 restricted stock units that have been previously granted.
(3)	Weighted average exercise price applies to outstanding options only.
(4)	This number includes 1,373,500 outstanding options and 141,600 restricted stock units that have been previously granted under our Amended and Restated 2021 Inducement Equity Incentive Plan.

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PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and its Named Executive Officers (“NEOs”) pay. For further information about how we align our executive compensation with the Company’s performance, please refer to the section “Compensation Discussion and Analysis” above. We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to provide less extensive disclosure in this proxy statement as permitted under the Exchange Act for “smaller reporting companies,” including for this section - “Pay Versus Performance”.

Pay Versus Performance Table

The table below presents information of the compensation of our Chief Executive Officer and our other NEOs in comparison to certain performance metrics for 2022 and 2021. The metrics are not those that the Compensation Committee uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total Values for the applicable year as described in the footnotes to the table.

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non- PEO NEOs (4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR”) (5)	Net Income (Loss) (in millions) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$3,015,980	$2,359,737	$1,137,330	$1,186,706	$29.41	($147.6)
2021	$8,705,755	$7,033,863	$1,511,857	$1,380,618	$55.31	($148.4)

(1)

The dollar amounts reported in column (b) are the amounts of total compensation reported for John E. Bailey, Jr. (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Executive Compensation – Summary Compensation Table.

(2)

The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Bailey, a computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Bailey during the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. In accordance with the requirements of 402(v) of Regulation S-K, the following adjustments were made to Mr. Bailey’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table for PEO ($)	Reported Value of Equity Awards (a) ($)	Equity Award Adjustments (b) ($)	Compensation Actually Paid to PEO ($)
2022	$3,015,980	($1,955,780)	$1,299,537	$2,359,737
2021	$8,705,755	($7,668,055)	$5,996,163	$7,033,863

(a)

The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” and “Restricted Stock Units Awards” columns in the Summary Compensation Table for the applicable year.

(b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar

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value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	$1,822,284	($591,715)	—	$68,969	—	—	$1,299,537
2021	$6,000,896	($2,426)	—	($2,306)	—	—	$5,996,163

(3)

The dollar amounts reported in column (d) represent the average of the amounts reported for our Company’s named executive officers as a group (excluding Mr. Bailey) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Bailey) included for purposes of calculating the average amounts in each applicable year are as follows: for 2022 and 2021, Ms. Moses and Mr. Avagliano.

(4)

The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Bailey), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Bailey) during the applicable year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Bailey) for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments (a) ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2022	$1,137,330	($508,487)	$557,863	$1,186,706
2021	$1,511,857	($905,677)	$774,457	$1,380,618

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	$473,704	$43,686	—	$40,473	—	—	$557,863
2021	$816,150	($33,408)	—	($8,285)	—	—	$774,457

(5)

Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our Company’s share price at the end and the beginning of the measurement period by our Company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2021 or 2022.

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(6)	The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.

Pay Versus Performance Narrative Disclosure

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table on CAP and each of TSR and net loss.

We do not utilize TSR and net income (loss) in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above in the section “Compensation Discussion and Analysis – Annual Cash Bonus Program,” part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonuses that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals, subject to certain employment criteria. Additionally, we view stock options, and restricted stock units, which are an integral part of our executive compensation program, as related to Company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These stock option awards strongly align our executive officers’ interest with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

With respect to net income (loss), specifically, because we recently made the transition from a development-stage biopharmaceutical company to a development and commercial-state biopharmaceutical company in 2021, we began generating revenue for the net product sales from COSELA in March of 2021. We expect to incur losses as we execute on our strategy including engaging in further research and development activities, particularly conducting non-clinical studies and clinical trials. Consequently, our Company does not consider net loss as a performance measure for our executive compensation program.

The following graph illustrates the relationship during 2021-2022 of the CAP for our CEO and other NEOs as calculated pursuant to SEC rules to our TSR.

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The following graph illustrates the relationship during 2021-2022 of the CAP for our CEO and other NEOs as calculated pursuant to SEC rules to our net loss.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

On May 22, 2017, the Board of Directors adopted a policy with respect to the compensation payable to our non-employee directors. The Board of Directors amended and restated the independent director compensation policy effective June 12, 2019 and June 17, 2021 (as amended and restated, the “Non-Employee Director Compensation Policy”). Under the Non-Employee Director Compensation Policy, each non-employee director is eligible to receive compensation for his or her service consisting of a $45,000 annual cash retainer and equity awards. In addition to the annual cash retainer, under the program, non-employee directors receive additional payments for service as the Board Chairperson, Committee Chair, or a committee member of the Board of Directors in the following amounts:

Position	Retainer ($)
Board Chairperson	35,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Governance Committee Chair	10,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Governance Committee Member	5,000

Equity grants for non-employee directors consist of (i) an initial non-qualified stock option to purchase shares of our common stock at a fixed dollar value equal to $750,000 issued upon first appointment to our Board of Directors, which vests monthly over a period of three years, subject to the non-employee director’s continued service on the Board of Directors; (ii) an annual equity grant at a fixed dollar value equal to $375,000, of which 75% of the value shall be issued as a non-qualified stock option and 25% of the value shall be issued as restricted stock units, with the stock options valued based on a 30-day average price as of the date of grant and a Black-Scholes factor and vesting on the first anniversary of the grant date and the restricted stock units valued based on a 30-day average price as of the date of grant and vesting on the first anniversary of the date of grant, subject to the non-employee directors’ continued service on the Board of Directors; and (iii) an initial equity award consisting of options to purchase 100,000 shares of our common stock upon first appointment to serve as Chairperson of our Board of Directors, which vest monthly over a period of three years, subject to the Chairperson’s continued service on the Board of Directors. All equity grants issued under the Non-Employee Director Compensation Policy will vest 100% upon a change-in-control of the Company. The annual equity awards are typically granted in June.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and Bylaws.

The Compensation Committee periodically reviews this Non-Employee Director Compensation Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and then makes recommendations to our Board of Directors for its approval of any amendments to this policy. The Compensation Committee and our Board of Directors did not make any changes to the non-employee director compensation program for fiscal 2022; However, based on the results of a market conditions analysis, the market impact on the value to be delivered through the annual grant, and a review of the historical equity grants to non-employee directors, the Board, as recommended by the Compensation Committee and in consultation with the Company’s independent compensation consultant, approved a temporary adjustment to the 2022 annual equity award to non-employee directors, which included authorizing 30,000 options and 10,000 restricted stock units to be granted to each non-employee director. Additionally, upon the appointment of Mr. Lee and Dr. Sharpless to our Board of Directors on June 23, 2022 and July 22, 2022, respectively, the Board, as recommended by the Compensation Committee and in consultation with the Company’s independent compensation consultant, approved a temporary adjustment to the initial stock option grant for newly appointed non-employee directors and each of Mr. Lee and Dr. Sharpless received an initial grant of options to purchase 60,000 shares of our common stock.

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2022 Director Compensation

The following table shows the total compensation paid or accrued during fiscal 2022 to each of our non-employee directors. Directors who are our employees are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Restricted Stock Units ($)(1)(2)	All Other Compensation ($)	Total ($)

Garry A. Nicholson	100,110	107,642	53,000	—	260,752

Willie A. Deese (3)	34,423	107,642	53,000	—	195,066

Cynthia L. Flowers	72,500	107,642	53,000	—	233,142

Jacks Lee	28,104	220,771	—	—	248,875

Glenn P. Muir	82,500	107,642	53,000	—	243,142

Alicia Secor	52,500	107,642	53,000	—	213,142

Norman E. Sharpless, M.D.	21,889	432,139	—	—	454,028

Mark A. Velleca, M.D., Ph.D. (4)	45,000	—	—	200,000	245,000

(1)

Mr. Deese, Ms. Flowers, Mr. Muir, Mr. Nicholson, and Ms. Secor each received options to purchase 30,000 shares of our common stock and 10,000 restricted stock units for their service in 2022 as members of the Board of Directors. In June 2022, the Board affirmed the Non-Employee Director Compensation Policy and authorized a temporary adjustment to the 2022 annual equity grant to non-executive directors and to the initial stock option grants to Mr. Lee and Dr. Sharpless, newly appointed non-employee directors in 2022. See table below for the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2022 held by our non-employee directors.

(2)

These amounts represent the aggregate grant date fair value for equity awards granted during fiscal 2022, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Mr. Deese resigned from our Board of Directors on June 27, 2022.
(4)

On September 29, 2020, Dr. Velleca and the Company entered into a senior advisor agreement with an effective date of January 1, 2021, pursuant to which Dr. Velleca is compensated $200,000 annually, paid in equal quarterly installments, for his services rendered thereunder. Additionally, Dr. Velleca will receive the annual cash retainer paid to non-employee directors (currently in an amount of $45,000) pursuant to the Company’s Non-Employee Director Compensation Policy during the remainder of his term as a director; however, he will not receive any additional equity grants. Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. The senior advisor agreement will expire on December 31, 2023.

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The following table sets forth the aggregate number of exercisable and unexercisable option awards outstanding as of December 31, 2022 that were held by our non-employee directors who were then serving on the Board of Directors:

	Number of Stock Options Held at Fiscal Year-End

Name	Exercisable (#)	Unexercisable (#)

Garry A. Nicholson	179,620	30,000

Cynthia L. Flowers	79,620	30,000

Jacks Lee	11,662	48,338

Glenn P. Muir	139,620	30,000

Alicia Secor	27,607	54,713

Norman E. Sharpless, M.D.	8,330	51,670

Mark A. Velleca, M.D., Ph.D.	1,065,133	68,879

Agreements with Non-Employee Directors

Mark A. Velleca, M.D., Ph.D.

Beginning January 1, 2021, Dr. Velleca transitioned to a non-employee director on our Board of Directors. He has served as a director on our Board of Directors since May 2014 and served as Chief Executive Officer and President of the Company from May 2014 to December 31, 2020. In connection with our transition to a new Chief Executive Officer, on September 29, 2020, Dr. Velleca and the Company entered into a senior advisor agreement with an effective date of January 1, 2021, pursuant to which Dr. Velleca is compensated $200,000 annually, paid in equal quarterly installments, for his services rendered thereunder. Additionally, Dr. Velleca will receive the annual cash retainer paid to non-employee directors (currently in an amount of $45,000) pursuant to the Company’s Non-Employee Director Compensation Policy during the remainder of his term as a director; however, he will not receive any additional equity grants. Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. The senior advisor agreement will expire on December 31, 2023.

Share Ownership Guidelines for Non-Employee Directors

Pursuant to the Company’s share ownership guidelines, each director who participates in the non-employee director compensation program is expected to hold a number of shares of our common stock with a market value equal to three (3) times the annual cash retainer for service as a director. Our stock ownership guidelines are designed to increase each director’s ownership stake in the Company and align their interests with the interests of our stockholders.

For purposes of the stock ownership guidelines, shares are treated as owned if they are (i) owned directly, including those acquired through open market purchases; (ii) owned jointly with or separately by the non-employee director’s spouse; (iii) held in trust for the benefit of the non-employee director, the non-employee directors’ spouse and/or the non-employee director’s children; and (iv) held through the non-employee director’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our stock ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award, whether or not vested. Directors who are subject to the guidelines must meet the required stock ownership within five (5) years after the later of (i) the commencement of the individual’s role as director, or (ii) December 2022. Until such required stock ownership guidelines are met, a director subject to the guidelines is required to retain ownership of at least 50% of the shares acquired on vesting of restricted stock units or on exercise of stock options, provided, however, that such individual may sell shares (i) acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability, or (ii) on vesting of other equity incentive awards for the limited purpose of paying any applicable tax liability. The Compensation Committee annually reviews these guidelines and oversees compliance.

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REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of Nasdaq rules and regulations, has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in the Audit Committee’s charter adopted by the Board of Directors, a copy of which is available on our website at www.g1therapeutics.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2022, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed in accordance with Auditing Standard No. 16—Communications with Audit Committees; and

•

Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP communications with the Audit Committee and the Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit Committee

Glenn P. Muir, Chair

Jacks Lee

Garry A. Nicholson

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023 for (a) the executive officers named in the Summary Compensation Table on page 37 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2023 pursuant to the exercise of options, warrants or other rights to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 51,659,297 shares of common stock outstanding on March 31, 2023.

	Shares of common stock beneficially owned
Name and Address (1)	Number	Percent
More than 5% stockholders:
Eshelman Ventures, LLC (2)	4,516,074	8.74%
MedImmune Ventures (3)	2,950,630	5.71%
Fisher Investments (4)	2,809,444	5.44%

Directors and named executive officers:
Garry A. Nicholson (5)	184,009	*
John E. Bailey, Jr. (6)	458,771	*
Cynthia L. Flowers (7)	85,509	*
Jacks Lee (8)	18,326	*
Glenn P. Muir (9)	314,978	*
Alicia Secor (10)	33,419	*
Norman E. Sharpless, M.D. (11)	14,994	*
Mark A. Velleca, M.D., Ph.D. (12)	1,208,753	2.29%
Jennifer K. Moses (13)	315,433	*
Mark Avagliano (14)	394,799	*
John W. Umstead V (15)	22,797	*
All directors and current executive officers as a group (14 persons) (16)	4,291,715	8.23%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o G1 Therapeutics, Inc., 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.
(2)

Consists of 4,516,074 shares of common stock held by Eshelman Ventures, LLC as of March 31, 2023. Dr. Fredric N. Eshelman, a former member of our Board of Directors and the founder and principal of Eshelman Ventures, LLC, may be deemed to beneficially own the shares of common stock held by Eshelman Ventures, LLC. The address of Eshelman Ventures, LLC and Dr. Eshelman is 319 North Third Street, Suite 301, Wilmington, NC 28401.

(3)

Consists of 2,950,630 shares of common stock held by MedImmune Ventures, Inc. as of March 31, 2023. MedImmune Ventures, Inc. is wholly owned by AstraZeneca plc, and AstraZeneca plc may be deemed to beneficially own the shares of common stock held by MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is One MedImmune Way, Gaithersburg, MD 20878. The address of AstraZeneca plc is 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom.

(4)	Consists of 2,809,444 shares of common stock believed to be held by Fisher Investments as of March 31, 2023. The address of Fisher Investments is 13100 Skyline Boulevard, Woodside, CA 94062.
(5)

Consists of 179,620 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 4,389 shares of common stock held by Mr. Nicholson as of March 31, 2023.

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(6)

Consists of 368,800 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 89,971 shares of common stock held by Mr. Bailey as of March 31, 2023.

(7)

Consists of 79,620 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 5,889 shares of common stock held by Ms. Flowers as of March 31, 2023.

(8)	Consists of 18,326 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date.
(9)

Consists of 139,620 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 175,358 shares of common stock held by Mr. Muir as of March 31, 2023.

(10)	Consists of 33,419 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date.
(11)	Consists of 14,994 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date.
(12)

Consists of 1,092,753 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 116,000 shares of common stock held by Dr. Velleca as of March 31, 2022.

(13)

Consists of 294,413 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 21,020 shares of common stock held by Ms. Moses as of March 31, 2023.

(14)

Consists of 387,744 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 7,055 shares of common stock held by Mr. Avagliano as of March 31, 2023.

(15)

Mr. Umstead was appointed as the Company’s Chief Financial Officer, effective March 15, 2023. Consists of 20,761 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date, and 2,036 shares of common stock held by Mr. Umstead as of March 31, 2023.

(16)

Consists of (i) 505,483 shares of common stock held by our current executive officers and current directors and (ii) 3,786,232 options to purchase shares of our common stock that are exercisable as of March 31, 2023 or will become exercisable within 60 days after such date.

2023 | Proxy Statement	55

CERTAIN RELATIONSHIPS AND RELATED PERSON

TRANSACTIONS

The following is a description of transactions, since January 1, 2021, in which we have been a participant, in which the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets as of December 31, 2021 and 2022, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the Audit Committee, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the “Compensation of Named Executive Officers” and “Director Compensation” sections above.

Participation in Our Public Offering

On November 17, 2022, we completed an underwritten public offering of 7,700,000 shares of our common stock, which included the partial exercise of the underwriters’ option to purchase an additional 873,353 shares of common stock, at a price to the public of $6.50 per share. We received net proceeds from this offering of approximately $52.0 million, after deducting underwriting discounts, commissions and offering expenses. We believe that a portion of these shares were purchased by the following principal stockholders:

Name of Purchaser	Number of Shares of Common Stock Purchased	Aggregate Purchase Price ($)

Eshelman Ventures, LLC	1,076,923	6,999,999.5

The Vanguard Group	110,000	715,000

Blackrock, Inc.	100,000	650,000

Senior Advisor Agreement with Mark A. Velleca

Mark A. Velleca, M.D., Ph.D. served as our President and Chief Executive Officer from May 2014 through December 31, 2020, pursuant to the terms of his Employment Agreement with us, which automatically terminated when John E. Bailey, Jr. became Chief Executive Officer on January 1, 2021. We entered into a senior advisor agreement on September 29, 2020, with Dr. Velleca with an effective date of January 1, 2021. Pursuant to the terms of the senior advisor agreement, Dr. Velleca is compensated $200,000 annually, paid in equal quarterly installments, for his services. The senior advisor agreement will expire on December 31, 2023. Dr. Velleca’s currently outstanding options to purchase our common stock will continue to vest pursuant to their current vesting schedule while he serves as a senior advisor. Upon a change in control of the Company, all of Dr. Velleca’s unvested stock options shall vest and be immediately exercisable. Dr. Velleca will continue to serve on our Board of Directors, and he will begin to receive an annual cash retainer (currently in an amount of $45,000 per year) pursuant to the Company’s Non-Employee Director Compensation Policy during the remainder of his term as a director; however, he will not receive any additional equity grants pursuant to the policy.

Policies and Procedures for Related Party Transactions

We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by the Audit Committee. Any request for such a transaction must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

2023 | Proxy Statement	56

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements, our restated certificate of incorporation and our restated Bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated Bylaws also require us to advance expenses incurred by our directors and officers. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

2023 | Proxy Statement	57

ELECTION OF DIRECTORS

(Proposal 1)

On April 24, 2023, the Board of Directors nominated Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir for re-election at the annual meeting. The Board of Directors currently consists of eight members, classified into three classes as follows: John E. Bailey, Jr. and Cynthia L. Flowers constitute our Class I directors with a term ending in 2024; Jacks Lee, Alicia Secor, and Norman E. Sharpless, M.D., constitute our Class II directors with a term ending in 2025; and Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir constitute our Class III directors with a term which expires at the upcoming annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to nominate Garry A. Nicholson, Mark A. Velleca, M.D., Ph.D. and Glenn P. Muir for re-election at the annual meeting for a term of three years to serve until the 2026 Annual Meeting of Stockholders, or until their respective successors are elected and qualified. The Class I directors (John E. Bailey, Jr. and Cynthia L. Flowers) and the Class II directors (Jacks Lee, Alicia Secor and Norman E. Sharpless, M.D.) will serve until the Annual Meetings of Stockholders to be held in 2024 and 2025, respectively, and until their respective successors have been elected and qualified. See “Management and Corporate Governance – The Board of Directors” for a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude at the time of filing of this proxy statement that the director nominee listed above should serve as a director.

There are no arrangements or understanding between any director, or nominee for director, pursuant to which such director or nominee was selected as a director or nominee. If the nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. If for any reason the nominee proves unable or unwilling to stand for election, the Board of Directors will nominate an alternate or reduce the size of the Board of Directors to eliminate the vacancy. The Board of Directors has no reason to believe that its nominee would be unable or unwilling to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Vote Required

The three nominees for director who receive the most votes cast by the holders of shares present or represented by proxy and entitled to vote thereon (also known as a “plurality” of the votes cast) will be elected. Shares represented by proxies will be voted, unless otherwise specified, for the election of the nominee named above. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in the nominee’s place.

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NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

(Proposal 2)

We are seeking a non-binding, advisory stockholder vote on the compensation awarded to our named executive officers for the fiscal year ended December 31, 2022, known as a “say-on-pay” vote.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act.

As described in detail in the “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” sections of this proxy statement, our compensation program is designed to reward our executive officers at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts and create a successful company. Our philosophy is to align executive compensation and business performance. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and annual cash incentives tied to performance measures) and long-term incentives (consisting of stock option awards and restricted stock units) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices. Proposal 2 gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Based on the above, we request that stockholders indicate their support, on a non-binding advisory basis, for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of G1 Therapeutics, Inc. approve, on an advisory basis, the compensation paid to G1 Therapeutics, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in G1 Therapeutics, Inc.’s 2023 proxy statement.”

As an advisory vote, Proposal 2 is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

Approval, on a non-binding advisory basis, of named executive officer compensation requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy and entitled to vote thereon.

2023 | Proxy Statement	59

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2023. The Board of Directors proposes that the stockholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2022. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint PricewaterhouseCoopers LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PricewaterhouseCoopers LLP and concluded that PricewaterhouseCoopers LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2023. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2022 and December 31, 2021, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2022	2021
Audit fees (1):	$836,400	$816,250
Audit related fees (2):	—	—
Tax fees (3):	—	—
All other fees (4):	—	—
Total	$836,400	$816,250

(1)

Audit fees consisted of professional services rendered for the audit of our annual financial statements, review of the interim financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

(2)

Audit related fees are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)

Tax fees include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

(4)	All other fees are those associated with services not captured in the other categories. All Other Fees consisted of system implementation review.

All fees described above were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

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Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the four categories of services noted above to the Audit Committee for approval.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of a majority of the shares cast at the annual meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of the independent registered public accounting firm.

2023 | Proxy Statement	61

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

REQUESTS FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

The 2023 Annual Meeting of Stockholders will be held on 7:30 a.m. ET on Thursday, June 15, 2023 at the Company’s corporate offices at 700 Park Offices Drive, Research Triangle Park, NC 27709. Requests for directions to the meeting location may be directed to G1 Therapeutics, Inc., Attn: Corporate Secretary, P. O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Pay Versus Performance,” the “Report of Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR

DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2024 Annual Meeting of Stockholders, which we refer to herein as the 2024 Annual Meeting, we must receive stockholder proposals (other than for director nominations) no later than December 28, 2023. To be considered for presentation at the 2024 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 16, 2024 and no later than March 17, 2024. In addition to satisfying the foregoing advance notice requirements to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act. Proposals that are not received in a timely manner will not be voted on at the 2024 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, G1 Therapeutics, Inc., P.O. Box 110341, 700 Park Offices Drive, Suite 200, Research Triangle Park, NC 27709.

By Order of the Board of Directors,

James Stillman Hanson General Counsel and Corporate Secretary

Research Triangle Park, North Carolina

April 26, 2023

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Your vote matters heres how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by June 14, 2023 at 11:59 P.M., local time.OnlineGo to www.envisionreports.com/GTHX or scan the QR code login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GTHXUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.2023 Annual Meeting Proxy CardIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommends a vote FOR the election of the nominees listed, FOR Proposals 2 and 3.1. The election of three Class III directors01 - Garry A. NicholsonFor Withhold02 - Mark A. Velleca, M.D., Ph.D.For Withhold03 - Glenn P. MuirFor Withhold2. An advisory (non-binding) vote to approve executive compensationFor Against Abstain3. The ratification of the appointment of PricewaterhouseCoopers LLP as G1 Therapeutics, Inc.s independent registered public accounting firm for the fiscal year ending December 31, 2023For Against AbstainB Authorized Signatures This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.1 U P X 03SVKA

2023 Annual Meeting Admission Ticket2023 Annual Meeting of G1 Therapeutics, Inc. StockholdersJune 15, 2023, 7:30 a.m. local time G1 Therapeutics, Inc. 700 Park Offices Drive, Research Triangle Park, NC 27709Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/GTHXSmall steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/GTHXIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. G1 Therapeutics, Inc.Notice of 2023 Annual Meeting of StockholdersProxy Solicited by the Board of Directors for Annual Meeting June 15, 2023John E. Bailey, Jr., John Umstead V and James Stillman Hanson, or any of them (the Proxies), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 15, 2023 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees in Proposal 1, FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)C Non-Voting ItemsChange of Address Please print new address below. Comments Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.2023 Annual Meeting Proxy CardIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals The Board of Directors recommends a vote FOR the election of the nominees listed, FOR Proposals 2 and 3.1. The election of three Class III directorsFor Withhold For Withhold For Withhold01 - Garry A. Nicholson 02 - Mark A. Velleca, M.D., Ph.D. 03 - Glenn P. Muir2. An advisory (non-binding) vote to approve executive compensationFor Against Abstain3. The ratification of the appointment of PricewaterhouseCoopers LLP as G1 Therapeutics, Inc.s independent registered public accounting firm for the fiscal year ending December 31, 2023For Against AbstainB Authorized Signatures This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box.1UPX03SVLA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/GTHXIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. G1 Therapeutics, Inc.Notice of 2023 Annual Meeting of StockholdersProxy Solicited by the Board of Directors for Annual Meeting June 15, 2023John E. Bailey, Jr., John Umstead V and James Stillman Hanson, or any of them (the Proxies), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of G1 Therapeutics, Inc. to be held on June 15, 2023 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees in Proposal 1, FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)